Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Among

AVV, INC., as Seller,

AUTOBYTEL INC., as Parent

and

DOMINION ENTERPRISES, as Buyer

Dated: January 23, 2008

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ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PARENT		23
6.1	Organization, Power and Authority	23
6.2	No Legal Bar	23
6.3	No Bankruptcy	24
6.4	Broker’s and Other Fees	24
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF BUYER		24
7.1	Organization	24
7.2	Authorization, etc.	24
7.3	No Legal Bar	24
7.4	No Bankruptcy	25
7.5	Broker’s and Other Fees	25
ARTICLE 8 CLOSING DELIVERIES		25
8.1	Selling Parties Closing Deliveries	25
8.2	Buyer Closing Deliveries	25
8.3	Waiver of Conditions	25
ARTICLE 9 COVENANTS		25
9.1	Joint Covenants	25
9.2	Additional Covenants of the Selling Parties	26
9.3	Additional Covenants of Buyer	28
ARTICLE 10 EXPENSES AND INDEMNITY		29
10.1	Expenses	29
10.2	Indemnification by Selling Parties	29
10.3	Indemnification by Buyer	30
10.4	Indemnification Procedure—Third Party Claims	30
10.5	Indemnification Procedure-Other Claims	32
10.6	Rights of Setoff	32
10.7	Survival	32
10.8	Limitations	33
10.9	Cooperation	34
ARTICLE 11 GENERAL PROVISIONS		34
11.1	Amendments and Waivers; Construction	34
11.2	Successors and Assigns	34
11.3	Counterparts	35
11.4	No Waivers by Implication	35
11.5	Notices	35
11.6	Reproductions	36
11.7	Entire Agreement	36
11.8	Exhibits, Schedules and Attachments	36
11.9	Rights Cumulative	36
11.10	Governing Law, Jurisdiction, Waiver of Jury Trial, etc.	36
11.11	Severability	37
11.12	Headings	37
11.13	Third Party Rights	37
11.14	Written Agreement Required	37

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Annexes:

Annex I	-	List of Exhibits and Schedules
Annex II	-	Definitions
Annex III	-	Closing Deliveries of Selling Parties
Annex IV	-	Closing Deliveries of Buyer

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of January 23, 2008 (“Closing Date”) is by and among AVV, INC., a Delaware corporation (“Seller”), and AUTOBYTEL INC., a Delaware corporation (“Parent”), and DOMINION ENTERPRISES, a Virginia general partnership corporation (“Buyer”). (Seller and the Parent are sometimes referred to collectively herein as the “Selling Parties” and each individually as a “Selling Party”, and the Selling Parties and Buyer are sometimes referred to collectively herein as the “Parties” and each individually as a “Party.”)

RECITALS:

A. Seller is a wholly-owned subsidiary of Parent.

B. Seller is engaged in the business of (i) developing, owning, managing, selling, distributing and supporting software application products and services that consist of prospect sales management software applications, customer relationship management software applications and data extraction services from dealer management systems, for vehicle dealers and manufacturers, together with graphic-rich e-mail, performance reporting and management tools as components of and produced by such software applications and data extraction services and for use in connection with (among other things) vehicle marketing, pre-selling, qualifying, sales and related follow-up activities; and (ii) providing vehicle dealers and manufacturers with consulting, advisory, training and user education services specific to the use of Seller’s prospect sales management software applications, customer relationship management software applications and data extraction services (the “Business”).

C. Seller now desires to sell to Buyer and Buyer now desires to purchase from Seller all of Seller’s rights, title and interests in substantially all of the assets owned by Seller and used or held for use primarily or exclusively in the operation of the Business, and in connection therewith Buyer is willing to assume certain limited liabilities of Seller relating to the Business, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. All terms not defined when used shall have the respective meanings given such terms in Annex II.

1.2 Accounting Terms. All accounting terms used herein in an accounting context and not specifically defined herein shall have the respective meanings given to them under GAAP.

1.3 Other Definition Provisions. The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa and “or” is used in the sense of “and/or.” The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1 Assets to be Sold to Buyer. On the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties herein contained, on the Closing Date Seller shall sell, assign, transfer, convey and deliver to Buyer all of Seller’s rights, title and interests in, free and clear of all Liens, all of the Acquired Assets. The “Acquired Assets” consist of all assets (tangible and intangible), properties and other rights used or held for use primarily or exclusively in connection with the operation of the Business (expressly excluding the Excluded Assets, defined below) (collectively, the “Acquired Assets”), and include, without limitation, the following:

(a) Intellectual Property. All (i) Intellectual Property owned by Seller and used or held for use primarily or exclusively in connection with the operation of the Business, including, without limitation, all Software (including, without limitation, Proprietary Software), Domain Names (including, without limitation, www.avv.com), trademarks and service marks, patents and copyrights, together with all Licenses Out with respect thereto, rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, and (ii) license rights with respect to Intellectual Property licensed to Seller pursuant to a License In for use primarily or exclusively in connection with the operation of the Business (such Intellectual Property owned by or licensed to Seller is referred to herein collectively as the “Business Intellectual Property”);

(b) Lists, Databases and Studies. All lists, databases and studies (including, without limitation, customer lists, advertiser lists, prospect lists, mailing lists, and market studies), and all databases and lists of subscribers to any services and/or online/email newsletters, in each case related primarily or exclusively to and/or produced primarily or exclusively in connection with the operation of the Business;

(c) Contracts. Except as otherwise provided in Section 2.2 below, (i) all contracts, licenses, obligations, leases, agreements, purchase orders, plans, arrangements, commitments and the like (written or oral) to which either Selling Party is a party and that relate primarily or exclusively to the operation of the Business (each a “Business Contract”) and are listed on Schedule 2.1(c), and (ii) each other Business Contract to which Seller is a party and which Buyer, in writing, specifically elects to assume or which Buyer consents to receive the benefit of after being made aware of such Business Contract’s existence (and the terms thereof), and, in the case of clauses (i) and (ii), all rights under such Business Contracts (collectively, the “Acquired Contracts”);

(d) Tangible Assets. All furniture, trade fixtures, equipment, computers and other hardware, inventories of parts, machinery and other tangible personal property used or held for use primarily or exclusively in connection with the operation of the Business, including, without limitation, the furniture, fixtures, equipment and other tangible assets listed on Schedule 2.1(d), and all other items of tangible personal property used or held for use primarily or exclusively in connection with the operation of the Business and not otherwise described above;

(e) Accounts Receivable. All accounts receivable and notes receivable of Seller existing as of the Closing Date with respect to the Business (“Accounts Receivable”);

(f) Prepaid Expenses; Barter Amounts. All prepaid expenses, including, without limitation, deposits with vendors, suppliers and other entities, existing as of the Closing Date with respect to the Business (“Prepaid Expenses”), together with all amounts owed to Seller in respect of barter transactions related to the Business, in each case, if any;

(g) Claims and Rights. All claims and rights of Seller of every kind relating to the Acquired Assets or the Business, including, without limitation, the right to enforce any confidentiality agreements that protect Business information and any covenants not to compete with or solicit customers, clients or employees of the Business made by current or former Personnel and all deposits, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes in respect of periods following Closing);

(h) Governmental Authorizations. To the extent transferable to Buyer, all Governmental Authorizations and all pending applications therefor or renewals thereof;

(i) Books and Records, etc. All operating materials, data and business records, including, without limitation, all books, records, databases, correspondence, accounts, archives, files, papers, sales and advertising materials and related materials, used or held for use primarily or exclusively in the Business or with respect to the Acquired Assets or the Assumed Liabilities;

(j) Miscellaneous. Except as otherwise expressly provided in this Agreement, all other assets, properties and other rights owned by Seller and used or held for use primarily or exclusively in connection with the operation of the Business of every kind and nature, including all telephone, telex, telecopy and telecommunication numbers, and e-mail addresses (which consist solely of those e-mail addresses for AVV.com and dealerspace.com).

(k) Goodwill. All goodwill related to the Business.

2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1, all of the right, title and interest of Seller in, to and under the following assets, properties and other rights (collectively, the “Excluded Assets”) shall be excluded from the Acquired Assets:

(a) All cash on hand or on deposit and cash equivalents and all bank accounts of Seller;

(b) All Tax refund claims of any type or description related to tax periods concluding on or prior to the Closing Date;

(c) All Benefit Plans and any employment agreements or arrangements with any Business Employees and all employment or other records for Business Employees (provided that Seller will provide to Buyer copies of employment records for Rehired Employees to the extent permitted by applicable law);

(d) All insurance policies and rights thereunder and pending claims in respect of the Acquired Assets;

(e) All rights of any Selling Party under any Business Contract that is not designated as an Acquired Contract;

(f) The corporate books and records of Seller, including Certificates of Incorporation, Bylaws, seals, minute books, stock records and other documents relating to the organization, maintenance and existence of Seller as a corporation, and taxpayer and other identification numbers of Seller;

(g) Any books, records or other materials relating to (A) the Excluded Liabilities or (B) the Excluded Assets;

(h) All rights of any Selling Party under this Agreement or any Ancillary Agreement;

(i) All accounting, financial and tax books and records of Seller;

(j) Generally Available Software, the licenses for which are not assignable to Buyer (the “Excluded Generally Available Software”);

(k) All files, books and records relating to Seller’s compliance with applicable laws, rules and regulations related to the Business (provided that Seller will provide copies of the foregoing to Buyer);

(l) Parent’s ownership interest in Seller; and

(m) Any assets or properties owned by either Selling Party that are not used or held for use primarily or exclusively in connection with the operation of the Business, including, without limitation, the contracts or assets listed on Schedule 2.2(m).

2.3 Assignment of Contracts and Rights. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an assignment or transfer, or agreement to assign or transfer, any contract or other arrangement included among the Acquired Assets if an assignment or transfer thereof, without the consent of a necessary third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Any assignment or transfer which requires such a consent shall be made subject to such consent being obtained and the Selling Parties shall use their commercially reasonable efforts to obtain such consents; and if a consent is not obtained, or if an assignment thereof would be ineffective as to Buyer, Seller and Buyer will enter into an arrangement reasonably acceptable to Buyer and Seller under which Buyer will obtain the benefits and assume and perform the obligations thereunder in accordance with this Agreement, whether by subcontract, sub-license or sublease, and by which Seller would enforce such rights and/or agreements for the benefit of Buyer. To the extent such an arrangement is effected, the Selling Parties shall promptly pay to Buyer all monies received by the Selling Parties under any Acquired Assets or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. The foregoing notwithstanding, nothing herein shall be deemed or construed to cure or excuse any breach by the Selling Parties of any of their representations, warranties and covenants hereunder, and the rights and remedies under this Section 2.3 shall be in addition to, and not in lieu of, any other such rights or remedies provided for under this Agreement or by operation of law; provided, however, that any damages or Losses claimed by Buyer in respect of any such breach shall be mitigated and offset by the benefits afforded by the implementation of any arrangement entered into pursuant to the foregoing provisions of this Section 2.3.

ARTICLE 3

ASSUMPTION OF LIABILITIES

3.1 Assumed Liabilities. Buyer agrees that at Closing it will assume, and agree to pay, perform and discharge when due, only the following obligations of Seller (the “Assumed Liabilities”):

(a) Accounts Payable Trade. All trade accounts payable by Seller related primarily or exclusively to the Business, but only to the extent existing as of Closing and accrued for on the Definitive Closing Working Capital Statement (“Accounts Payable”);

(b) Accrued Expenses. All accrued and unpaid expenses of Seller related primarily or exclusively to the Business, of the type that are typically classified as an accrued expense, but only to the extent existing as of Closing and accrued for on the Definitive Closing Working Capital Statement (“Accrued Expenses”);

(c) Accrued Employee Compensation Amounts. All accrued and unpaid salary, commissions, overtime and vacation pay (and related payroll taxes) with respect to each Rehired Employee, but in each case only to the extent existing as of Closing and accrued for on the Definitive Closing Working Capital Statement (“Accrued Employee Compensation Amounts”);

(d) Obligations Under Acquired Contracts. All obligations of Seller under the Acquired Contracts, but only to the extent such obligations are (i) unearned revenue fulfillment obligations under prepaid Acquired Contracts for active Business customers, but only to the extent existing as of Closing and accrued for on the Definitive Closing Working Capital Statement (“Deferred Revenue Obligations”), or (ii) to be performed initially on or after the Closing Date (and have not otherwise accrued as of the Closing Date) and do not (A) constitute payment in arrears or delayed payment on the purchase price of an Acquired Asset or (B) relate to any breach or default (with or without the giving of notice or the passage of time or both) by Seller on or prior to Closing, including, without limitation, a breach related to the failure to perform an obligation due prior to Closing, or a liability for services rendered or other matters occurring prior to Closing; and

(e) Other Current Liabilities. All other current liabilities of Seller, but only to the extent existing as of Closing and accrued for on the Definitive Closing Working Capital Statement.

3.2 Excluded Liabilities. Notwithstanding any provision of Section 3.1 of this Agreement or any other document or instrument to the contrary, Buyer shall assume only the Assumed Liabilities, and shall not assume or in any way be liable or responsible for any other debts, obligations or liabilities of any Selling Party of any kind whatsoever, whether known or unknown, absolute, contingent, accrued or otherwise, and whether arising before or after the Closing Date (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall be retained by and remain the sole obligation and liability of the applicable Selling Party.

ARTICLE 4

PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

4.1 Purchase Price.

(a) In consideration for the sale, assignment, transfer, conveyance and delivery of the Acquired Assets to Buyer at Closing, and in consideration for the representations, warranties, covenants and agreements of the Selling Parties herein contained and contained in the Ancillary Agreements, Buyer shall pay, in the manner set forth below (in cash, by wire transfer or other immediately available funds), a total of Twenty-Two Million Seven Hundred Fifty Thousand Dollars ($22,750,000) (the “Purchase Price”), subject to adjustment as provided in Section 4.2 below.

(b) Buyer shall pay the Purchase Price at the Closing as follows:

(i) Buyer shall deliver to Seller an amount (the “Closing Payment”) equal to (x) Twenty Million Eight Hundred Fifty Thousand Dollars ($20,850,000), plus (y) the Preliminary Working Capital Adjustment; and

(ii) Buyer shall deliver to SunTrust Bank or its successor, as escrow agent (the “Escrow Agent”), an amount equal to One Million Nine Hundred Thousand Dollars ($1,900,000) (such amount constituting the “Escrow Amount”) to be held pursuant to the terms of an escrow agreement attached hereto as Exhibit A (the “Escrow Agreement”).

4.2 Purchase Price Adjustments.

(a) The Selling Parties have delivered to Buyer the estimated closing working capital statement for the Business attached hereto as Schedule 4.2(a), the components of which have been prepared or reflected in accordance with GAAP and the applicable definitions and terms contained in this Section 4.2 (GAAP and such definitions and terms are referred to herein collectively as the “Net Working Capital Rules”) and which presents an estimate of the Net Working Capital of the Business at Closing (the “Estimated Closing Working Capital Statement”).

(b) (i) The “Preliminary Working Capital Adjustment” is the amount by which the Net Working Capital determined from the Estimated Closing Working Capital Statement is greater than Zero Dollars ($0) and equals One Million Sixty-Six Thousand Three Hundred Nineteen Dollars ($1,066,319).

(ii) For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(A) “Net Working Capital” means Current Assets minus Current Liabilities.

(B) “Current Assets” means the total current assets of Seller included within the Acquired Assets (and expressly excluding cash and any other current assets included within the Excluded Assets); provided, for purposes of determining Current Assets (for both the Preliminary Working Capital Adjustment and the Reconciling Adjustment), the amount of Accounts Receivable shall be determined net of a fixed reserve of One Hundred Thirty-Six Thousand Dollars ($136,000) (the “Stipulated Reserve”).

(C) “Current Liabilities” means the total current liabilities of Seller included within the Assumed Liabilities, which include, but which shall not necessarily be limited to, Accounts Payable, Accrued Expenses, Deferred Revenue Obligations, and Accrued Employee Compensation Amounts.

(D) Notwithstanding anything in the foregoing to the contrary, Net Working Capital shall not include (1) any inter-company receivables or inter-company payable to Seller by Parent or any Affiliate of Seller or Parent; (2) accrued vacation and accrued bonus not included in Accrued Employee Compensation Amounts; or (3) accrued income taxes or income tax receivables or payables for any period on or prior to the Closing Date.

(c) (i) Within sixty (60) calendar days after the Closing Date, the Selling Parties shall prepare and deliver to Buyer a proposed Definitive Closing Working Capital Statement in accordance with the Net Working Capital Rules (the “Proposed Closing Working Capital Statement”), together with all relevant accounting records, work papers and other supporting documentation used by the Selling Parties in connection with the preparation of the Proposed Closing Working Capital Statement.

(ii) Within sixty (60) calendar days after the date the Selling Parties deliver the Proposed Closing Working Capital Statement to Buyer, Buyer shall evaluate and, if Buyer disagrees with Seller’s determination of the definitive Net Working Capital, revise the Proposed Closing Working Capital Statement, if and as necessary, in accordance with the Net Working Capital Rules and deliver such revised statement to the Selling Parties (the “Revised Closing Working Capital Statement”). If Buyer agrees with the Proposed Closing Working Capital Statement it shall be deemed to be the Definitive Closing Working Capital Statement for all purposes hereunder.

(iii) If Buyer delivers a Revised Closing Working Capital Statement and the Selling Parties disagree with the Revised Closing Working Capital Statement, they shall notify Buyer in writing of such disagreement within fifteen (15) business days after receipt of the Revised Closing Working Capital Statement, which written notice shall specify the nature of the disagreement. Thereafter, the Selling Parties and Buyer shall use their best efforts to resolve such disagreement with respect to the Revised Closing Working Capital Statement through the joint consultation of Buyer and the Selling Parties to arrive at a definitive closing working capital statement (the “Definitive Closing Working Capital Statement”). Failing timely objection, the Revised Closing Working Capital Statement shall be deemed the Definitive Closing Working Capital Statement.

(iv) If Buyer delivers the Revised Closing Working Capital Statement and the Selling Parties raise a timely objection, and the Selling Parties and Buyer are unable to mutually arrive at the Definitive Closing Working Capital Statement within thirty (30) calendar days, the Selling Parties or Buyer may submit such dispute to KPMG LLC (the “Designated Accounting Firm”), which shall resolve any accounting issues in dispute by preparing the final and binding Definitive Closing Working Capital Statement in accordance with the Net Working Capital Rules within forty-five (45) calendar days after submission. Such preparation shall be limited to resolving only those issues in dispute (and such other issues as may be necessary to resolve only those issues in dispute) in accordance with the Net Working Capital Rules and with the definitions and terms set forth in this Agreement. The decision of the Designated Accounting Firm shall be issued in writing to the Parties and shall be final and binding upon the Parties absent manifest error by the Designated Accounting Firm. The costs and fees of the Designated Accounting Firm shall be paid by the Party (i.e., the Selling Parties or Buyer) whose position on the matter(s) in dispute is furthest in dollars from the decision reached by the Designated Accounting Firm with respect to such matter(s).

(v) Using the Definitive Closing Working Capital Statement (i.e., whether arrived at through the Selling Parties’ agreement with (or failure to timely object to) the Revised Closing Working Capital Statement, through the mutual agreement of Buyer and the Selling Parties or through the Designated Accounting Firm), the following additional adjustment (the “Reconciling Adjustment”) shall be determined and made as follows:

(A) if the Net Working Capital on the Definitive Closing Working Capital Statement is greater than the Net Working Capital on the Estimated Closing Working Capital Statement, then the Reconciling Adjustment shall (1) equal the amount by which the Net Working Capital on the Definitive Closing Working Capital Statement exceeds the Net Working Capital on the Estimated Closing Working Capital Statement and (2) represent an amount due from Buyer to Seller; or

(B) if the Net Working Capital on the Definitive Closing Working Capital Statement is less than the Net Working Capital on the Estimated Closing Working Capital Statement, then the Reconciling Adjustment shall (1) equal the amount by which the Net Working Capital on the Estimated Closing Working Capital Statement exceeds the Net Working Capital on the Definitive Closing Working Capital Statement and (2) represent an amount due from Seller to Buyer; or

(C) if the Net Working Capital on the Definitive Closing Working Capital Statement equals the Net Working Capital on the Estimated Closing Working Capital Statement, then there shall be no Reconciling Adjustment.

(d) (i) If Seller is required to pay Buyer as a result of the Reconciling Adjustment, the Parties shall cause such amount to be disbursed to Buyer from the Escrow Amount in accordance with the terms of the Escrow Agreement within ten (10) business days after the definitive determination of the Reconciling Adjustment.

(ii) If Buyer is required to pay Seller as a result of the Reconciling Adjustment, Buyer shall pay such amount to Seller in cash by wire transfer or other immediately available funds within ten (10) business days after the definitive determination of the Reconciling Adjustment.

4.3 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Schedule 4.3 attached hereto. The allocation of consideration described on Schedule 4.3 has been the subject of negotiations and is a material inducement to each Party to enter into this Agreement. Each of the Parties shall file their respective income tax returns on the basis of the allocations reflected on Schedule 4.3, and no Party shall thereafter take a return position inconsistent with such allocation. Each Party shall fully comply with the reporting requirements of Section 1060 of the Code relating to allocation rules for certain asset acquisitions, and will use Schedule 4.3 as the basis for completing IRS Form 8594, which the Parties shall each file with the IRS on a timely basis.

4.4 Closing. The Closing for the sale to Buyer of the Acquired Assets and the assumption by Buyer of the Assumed Liabilities shall be effective as of the close of Seller’s business day on the Closing Date at the offices of Willcox & Savage, P.C., 1800 Bank of America Center, Norfolk, Virginia 23510 or such other place or by such electronic or facsimile deliveries as the Parties may mutually determine.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer to enter into this Agreement, subject to Schedule 5 attached hereto (“Seller Schedule”), which Seller Schedule sets forth exceptions to the representations and warranties contained in this Article 5 (which such exceptions shall refer to the applicable Section of this Article 5 in respect of which such exceptions are made) and certain other information required to be identified pursuant to various sections of this Article 5, Seller hereby represents and warrants to Buyer as follows in this Article 5 as of the Closing Date:

5.1 Organization, Power and Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Section 5.1 of the Seller Schedule lists the states or other jurisdictions where Seller is qualified to do business as a foreign corporation. Seller has full corporate power and corporate authority to conduct its business and to own its property, as now conducted and owned. Seller has no subsidiaries and does not own any stock, partnership or membership interest or other equity securities of any Person.

5.2 Authorization, etc. Seller has full corporate power and corporate authority to execute and deliver this Agreement and all Ancillary Agreements required to be executed and delivered by it under this Agreement, and to perform Seller’s obligations under the terms of this Agreement and of all such other Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller (including, without limitation, by the approval of Parent and by the directors of Seller, in each case in accordance with all applicable law), and no other corporate action on the part of Seller is necessary for any such authorization. This Agreement and the Ancillary Agreements to which Seller is a party each represent the legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms, except as limited by the Enforceability Exceptions.

5.3 No Legal Bar. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, result in a breach of, result in or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the cancellation or unilateral modification or amendment of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Acquired Assets under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of Seller, (ii) any Acquired Contract, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained by Seller prior to the Closing or the obtaining of which has been waived by Buyer in writing, (iii) any order, writ, judgment, injunction, decree, award, or ruling applicable to Seller or any of the Acquired Assets or the Business, or (iv) any statute, law, rule or regulation applicable to Seller or any of the Acquired Assets or the Business, except in the case of each of the foregoing where such violation, conflict, breach, default, cancellation, unilateral modification, amendment, accelerated performance or right of termination or acceleration would not reasonably be expected to have a Material Adverse Effect. There is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, consent, waiver or approval of, any governmental authority or any third party as a condition to the lawful consummation of the transactions contemplated by this Agreement or the transfer to Buyer of ownership of the Acquired Assets, excluding where the failure to obtain or make any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

5.4 No Defaults. Seller is not in violation of, or in default under, (a) any provision of its Certificate of Incorporation or Bylaws, each as amended prior to the Closing Date, (b) any Governmental Authorization, (c) any law, rule or regulation, (d) any order, judgment, writ, injunction, award, decree, determination, license or permit by which Seller or any of the Acquired Assets is or may be bound, or (e) any Business Contract where such violation or default would reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, no event or circumstance has occurred and is continuing which with the giving of notice or the passage of time or both would constitute any such violation or default, or would otherwise cause any of the representations and warranties contained in (a), (b), (c), (d) or (e) above not to be true and correct.

5.5 Governmental Authorizations. All Governmental Authorizations necessary to permit Seller to own the Acquired Assets and operate the Business as it is now being operated are in full force and effect. Section 5.5 of the Seller Schedule sets forth a true and complete list of all such Governmental Authorizations.

5.6 Financial Statements.

(a) Section 5.6 of the Seller Schedule contains complete and correct copies of the following financial statements of the Business: (i) the Business’ unaudited pro forma balance sheets as of December 31, 2004, December 31, 2005 and December 31, 2006, (ii) the Business’ related unaudited pro forma statement of operations for the twelve (12) month periods ended December 31, 2004, December 31, 2005 and December 31, 2006, and (iii) the Business’s unaudited proforma balance sheet as of November 30, 2007 (the “Statement Date”), together with the related unaudited pro forma statement of operations for the eleven (11) month period ended on such date (the foregoing financial statements, together with the Estimated Closing Working Capital Statement, are referred to herein collectively as the “Financial Statements”). Parent has not maintained separate financial statements for Seller. The Financial Statements (i) were prepared to reflect the assumed transfer of certain assets, liabilities and obligations related to the Business by Parent to the Seller as of the dates of the foregoing balance sheets and for the periods indicated; and (ii) are complete and correct and have been prepared in accordance with the books and records of the Seller or relevant books and records of the Parent (as they relate to the Seller) and present fairly the pro forma financial condition of the Seller and the pro forma results of its operations for the periods indicated (subject to normal year-end adjustments and intercompany eliminations with respect to the December 31, 2004, 2005 and 2006 financial statements and subject to intercompany eliminations with respect to the November 30, 2007 financial statements); except that, the Financial Statements exclude certain corporate allocations and intercompany transactions. The Financial Statements include accruals in accordance with

GAAP; except that, the Financial Statements exclude the following GAAP-required disclosures: notes to the financial statements, certain corporate allocations and intercompany transactions. The Financial Statements also include certain proforma adjustments for assumed expenses, including, but not limited to, IT services, rent, management and other support services. The Financial Statements do not reflect any material items of income or expense related to any barter transactions, but such barter transactions do not have a material effect on the revenues or expenses of the Business.

(b) The Deferred Revenue Obligations recorded on the face of each balance sheet included in the Financial Statements reflect at each applicable date the deferred revenue liability of Seller, as determined in accordance with GAAP.

5.7 Absence of Undisclosed Liabilities. Except (i) as reserved against in (x) the balance sheet as of the Statement Date included within the Financial Statements and/or (y) the Definitive Closing Working Capital Statement and included in the computation of the definitive Net Working Capital or (ii) for liabilities incurred in the ordinary course of business since the Statement Date that are not or would not be required to be included in the Financial Statements or the Definitive Closing Working Capital Statement, Seller has no obligations or liabilities of any nature related to the Business (whether absolute, accrued, contingent, or otherwise and including, without limitation, deferred Tax liabilities, vacation time or pay, severance pay, or any other liabilities relating to or arising out of any act, omission, transaction, circumstance, sale of services or other condition which occurred or existed on or before such date); nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to the Closing Date or from any action omitted to be taken during such period that would reasonably be expected to result in any such obligation or liability.

5.8 Absence of Certain Changes or Events. Since the Statement Date, Seller has carried on the Business only in the ordinary course, consistent with past practice, and Seller has not:

(a) suffered (involuntarily or voluntarily) (or received notice of any event or occurrence which, with or without notice or the passage of time or both, would reasonably be expected to result in) any adverse changes in the condition (financial or otherwise), results of operations, earnings, properties, business or prospects which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect;

(b) incurred or paid any indebtedness, obligation, or other liability (contingent or otherwise), except for indebtedness, obligations and liabilities incurred or paid for the benefit of the Business in the ordinary course of business, and to Seller’s Knowledge there does not exist a set of circumstances that would reasonably be expected to result in any such indebtedness, obligation or liability;

(c) changed the process by which Accounts Receivable are collected;

(d) failed to pay any account payable or indebtedness when due or otherwise delayed the payment of any account payable, in either case outside the ordinary course of business, except to the extent any such failure or delay results from Seller’s good faith contesting of the account payable or indebtedness;

(e) changed the payment terms with its vendors, except in the ordinary course of business;

(f) guaranteed any liabilities or obligations of any other Person;

(g) created, permitted or allowed any Lien of any kind with respect to the Acquired Assets;

(h) made or granted any increase in the compensation payable or to become payable (or for which Buyer may have any liability) to any Rehired Employee (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except in the ordinary course of business;

(i) made any capital expenditure or commitments for any addition to property, plant or equipment, or entered into any service agreement, capital or operating lease, or any other agreement related to the operation of the Business, which in either case exceeds $10,000 singly or $20,000 in the aggregate;

(j) suffered or received notice of any damage, destruction or loss in excess of $10,000 (whether or not covered by insurance) to any assets or properties;

(k) suffered any strike, collective bargaining negotiation, dispute, grievance, controversy or other similar labor trouble;

(l) sold, transferred, licensed, leased or removed from its premises any of its material tangible assets, or, except for licenses granted pursuant to a License Out in the ordinary course of business, sold, assigned, licensed, transferred or granted any rights under or with respect to any of its Intellectual Property;

(m) executed, amended, or terminated any material Business Contract; amended, terminated or waived any of its rights thereunder; or received notice of termination, amendment, or waiver of any agreement or any material rights thereunder; in each case except in the ordinary course of business pursuant to the terms of the applicable Business Contract;

(n) instituted, settled, or agreed to settle any litigation, action or proceeding before any court or governmental body relating to it or the Business;

(o) entered into any transaction, contract or commitment outside of the ordinary course of business (whether in connection with, or by reason of, this Agreement or the transactions contemplated hereby), except for any such transactions, contracts or commitments that are not included within the Acquired Assets or the Assumed Liabilities;

(p) disclosed any confidential information or trade secrets of the Business to any third party in connection with a proposed transaction involving the acquisition of the Business (other than to Buyer and its Affiliates and the Persons identified in Section 5.8(p) of the Seller Schedule, each of which executed and delivered to Seller (or its representatives) a confidentiality agreement in connection with such disclosure);

(q) made any material change in its accounting methods or policies or its accountants; or

(r) entered into any agreement or made any commitment to take any of the types of actions described in subsections 5.8(a) through 5.8(q) above.

5.9 Title Conveyed; Condition and Sufficiency of Assets.

(a) Seller (i) is the sole owner of and possesses all right, title and/or interest (as applicable to the particular Acquired Asset) in all Acquired Assets that are, by their nature, the subject of ownership rights (including, without limitation, all Business Intellectual Property owned by Seller and all tangible Acquired Assets), and (ii) possesses all right, title and/or interest (as applicable to the particular Acquired Asset) in all Acquired Assets that are not, by their nature, the subject of ownership rights, in the case of each of the foregoing clauses (i) and (ii) free and clear of Liens (including, without limitation, any obligations under any capital leases or installment contracts, all of which such obligations either were paid in full prior to Closing or included in the calculation of Current Liabilities in the Definitive Closing Working Capital Statement), and Parent does not have any claim to or interest in any of the Acquired Assets. Seller has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver all of its right, title and interests in the Acquired Assets to Buyer, and at the Closing Buyer will acquire from Seller all of Seller’s right, title, and interest to the Acquired Assets, free and clear of all Liens. Other than the Excluded Generally Available Software and the other Excluded Assets, the Acquired Assets constitute all of the assets, properties and property rights used exclusively or primarily in connection with the operation of the Business as conducted by Seller at Closing.

(b) Each item of tangible personal property included in the Acquired Assets is free from material defects and is in good operating condition and repair (subject to normal wear and tear attributable to the routine and ordinary day-to-day conduct of the Business), and is suitable for the purposes for which it is presently used by Seller. To Seller’s Actual Knowledge, there are no existing structural defects in the improvements on the premises leased by Seller and the heating and air conditioning systems, electric wiring and fixtures, ventilation systems, plumbing systems and lighting systems for the premises leased by Seller are in good working order.

(c) Other than the Excluded Generally Available Software, none of the Excluded Assets are materially necessary for the conduct of the Business in substantially the same manner as conducted by Seller at Closing.

5.10 Intellectual Property.

(a) Seller (i) owns all right, title and interest in and to all owned Business Intellectual Property, and (ii) has a valid and enforceable license right under the Acquired Contracts to use all licensed Business Intellectual Property. The Business Intellectual Property, together with the 517 Patent-Related IP, the AUP and the Excluded Generally Available Software, represents all Intellectual Property materially necessary for the conduct of the Business in substantially the same manner as conducted by Seller at Closing.

(b) Neither the Business Intellectual Property owned by Seller nor the operation of the Business by Seller interferes with, infringes upon, misappropriates or conflicts with the Intellectual Property rights of any third party. There is no claim, suit, action or proceeding pending or, to Seller’s Knowledge, threatened against Seller or otherwise with respect to the Business: (i) alleging any interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using) any Intellectual Property of any third party, or (ii) challenging Seller’s ownership or use of, or the validity or enforceability of, any Business Intellectual Property, and to Seller’s Knowledge there is no reasonable basis for any such claim, suit, action or proceeding. Since the Business Acquisition Date, Seller has not (i) brought or threatened any claim, suit, action or proceeding against any Person (x) alleging interference, infringement, misappropriation or violation of the Intellectual Property rights of Seller, or (y) challenging any Person’s ownership or use of, or the validity, enforceability or registrability of any Intellectual Property, nor is Seller considering any such claim, suit, action or proceeding; or (ii) settled or otherwise resolved any such claim, suit, action or proceeding.

(c) Section 5.10(c) of the Seller Schedule contains a complete and current list of the following Business Intellectual Property owned by Seller (the “Listed Intellectual Property”) and, in each case, the owner of record, date of application or issuance and relevant jurisdiction: (i) all U.S. and foreign trademark registrations, copyright registrations and issued patents, design models and utility models, (ii) all pending U.S. and foreign applications for trademark registrations (including all applications based upon an intent to use a trademark), copyright registrations and patents (including all applications for design patents and utility patents), and (iii) all Domain Names (including, for each Domain Name, the registrar with which it is registered and its next renewal date). All registrations for Listed Intellectual Property that are the subject of registrations are in effect and unexpired, and all renewal fees and other maintenance fees in respect of such Listed Intellectual Property that have become due on or prior to Closing have been paid. No Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction challenging or refusing registration of such Listed Intellectual Property, including any office action or other form of preliminary or final refusal of registration.

(d) Section 5.10(d) of the Seller Schedule contains a complete and current list of each item of Business Intellectual Property that any third party licenses to Seller, and each license, sublicense, agreement or permission with respect thereto (collectively, “Licenses In”), excluding any Software licensed to Seller pursuant to a License In, and correct and complete copies of all such Licenses In have been delivered to Buyer. Seller is not under any obligation to pay royalties or other payments in connection with any Licenses In that are not reflected in such Licenses In, excluding royalties or other payments that are not material in amount.

(e) Section 5.10(e) of the Seller Schedule sets forth a complete and current list of each license, sublicense, agreement or permission that Seller has granted to any third party with respect to any of the Business Intellectual Property, excluding any customer licenses, sublicenses, agreements or permissions granted by Seller in the ordinary course of business (collectively, the “Licenses Out”). Seller has delivered to Buyer correct and complete copies of all Licenses Out. Seller is not under any obligation to pay royalties or other payments in connection with any Licenses Out that are not reflected in such Licenses Out, excluding royalties or other payments that are not material in amount.

(f) Seller has taken reasonable precautions to protect Seller’s rights, title and interests in all of the Business Intellectual Property owned by Seller and to maintain the confidentiality of the trade secrets, know-how and other confidential Business Intellectual Property owned by Seller. Without limiting the foregoing, except as would not reasonably be expected to result in a Material Adverse Effect, (i) no current or former employee, officer or director of Seller or Parent, or agent or outside contractor of Seller or Parent, holds (and Parent does not hold) any right, title or interest, directly or indirectly, in whole or in part, in or to any Business Intellectual Property owned by Seller; and (ii) each employee of Seller or Parent and each consultant and independent contractor who has created any Business Intellectual Property for Seller has signed an assignment or similar agreement confirming Seller’s ownership of such Business Intellectual Property or, in the alternative, transferring and assigning to Seller all right, title and interest, including copyright and other Intellectual Property rights, in and to such individual’s creative work product.

(g) To Seller’s Knowledge: (i) none of the Business Intellectual Property owned by Seller has been used, disclosed or appropriated to the detriment of the Business; and (ii) no employee, independent contractor or agent of Seller or the Business has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of Seller or the Business.

5.11 Software. Without limiting Section 5.10:

(a) All Software, other than the AUP, that is material to the conduct of the Business as now conducted by Seller is listed in Section 5.11(a) to the Seller Schedule, in each case designating whether the Software is (i) owned by Seller (the “Proprietary Software”), (ii) licensed to Seller pursuant to a License In or (iii) Excluded Generally Available Software.

(b) Seller has not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the Proprietary Software other than to customers of the Business in the ordinary course of business. Seller has not committed any acts, or omitted to take any actions, which would cause a forfeiture or abandonment of any of Seller’s rights in the Proprietary Software or would cause the Proprietary Software to enter into the public domain. Seller possesses or has access to the original and, to Seller’s Knowledge, all copies of all documentation and all source code or password protected code, as applicable, for all of the Proprietary Software.

(c) To Seller’s Actual Knowledge, Seller has not used Publicly Available Software in whole or in part in the development of any part of the Proprietary Software in any manner that subjects Seller to mandatory open licensing obligations of any Publicly Available Software with respect to the Proprietary Software.

(d) With respect to all Software owned by a third party and licensed to Seller for use primarily or exclusively in connection with the operation of the Business by Seller, Seller has a valid License In covering all uses thereof by Seller (without limiting the foregoing, there are no “bootleg” or illegal or unauthorized versions in use), and, since the Business Acquisition Date, Seller has not received any written notification that any of such third party Software conflicts with, infringes upon or violates any Intellectual Property or other proprietary right of any other Person.

5.12 Accounts Receivable. The Accounts Receivable are reflected properly on the books and records of the Business as required by GAAP, are valid receivables arising only from bona fide transactions and, to Seller’s Knowledge, (i) are not subject to any setoffs or counterclaims, and (ii) are current and should be collectible in accordance with their terms at their recorded amounts, subject only to the Stipulated Reserve. To Seller’s Knowledge, there is no material vendor/payor relationship where the vendor/payor has given notice of any inability to pay accounts receivable according to the terms thereof.

5.13 Tax Matters.

(a) All federal, state, local and foreign Tax returns (including, without limitation, consolidated, combined or unitary income Tax returns) required to be filed by or on behalf of Seller or with respect to Taxes for which Seller and/or the Business may have any liability have been accurately and correctly prepared and duly and timely filed or, if subject to filing extension dates, will be filed on or before such extension dates. All Taxes due and payable by Seller in respect of all periods prior to Closing have been paid or will be paid when due and prior to delinquency. To Seller’s Knowledge, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes that might result in a determination adverse to the Business or for which Buyer or the Acquired Assets might be held liable or subjected to a Lien or that otherwise would reasonably be expected to result in a Material Adverse Effect.

(b) Seller has withheld and paid, or will pay when due and prior to delinquency, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Business Employee or other Personnel, creditor or stockholder of the Business.

(c) There is no dispute, claim or outstanding assessment concerning any Tax liability of or with respect to Seller and/or the Business either (i) claimed or raised by any taxing authority in writing, or (ii) to Seller’s Knowledge, threatened.

5.14 No Litigation. There are no actions, suits, claims, investigations or proceedings pending or, to Seller’s Knowledge, threatened in any court or before any arbitrator or by or before any governmental agency related to or which would reasonably be expected to affect the Acquired Assets or the Business as now conducted by Seller. Notwithstanding the foregoing, there is no action, suit, claim, investigation or proceeding which is pending or, to Seller’s Knowledge, threatened which questions the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. Seller is not subject to any judicial injunction or order or any quasi-judicial order or restriction directed to or against it as a result of its ownership of the Acquired Assets or its conduct of the Business, and, to Seller’s Knowledge, no governmental agency has at any time challenged or questioned in writing, or commenced or given notice of intention to commence any investigation relating to, the legal right of Seller to conduct the Business or any part thereof.

5.15 Insurance. A list of all policies of liability, title, error and omissions and other forms of insurance held by Seller (or by Parent that includes coverage for Seller) with respect to the Business has been delivered to Buyer prior to Closing. There are no disputes with underwriters of any such policies in respect of any Acquired Assets. There are no pending or, to Seller’s Knowledge, threatened terminations or premium increases resulting from acts or omissions of Seller with respect to any of such policies, and to Seller’s Knowledge there is no condition or circumstance applicable to the Business which might result in such termination or increase.

5.16 Compliance with Laws and Standards.

(a) Seller, with respect to the Business and the Acquired Assets, (i) has been since January 1, 2006 and currently is in compliance with all laws, rules, regulations, ordinances, reporting and licensing requirements and orders applicable to the Business (including, without limitation, all equal opportunity, safety (including the Occupational Safety and Health Act of 1970), environmental, zoning, FTC, privacy, data security and consumer protection laws, rules and regulations), and (ii) currently is in compliance with its own stated policies (including, without limitation, all policies with respect to the privacy and confidentiality of others’ personal information and with respect to data security), except to the extent that non-compliance with any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

(b) Since the Business Acquisition Date, Seller has not received any notification from any agency or department of federal or state or local government asserting that it is not in compliance (or in the past has not been in compliance) with any of the statutes, regulations, ordinances or standards of such governmental authority, or threatening to revoke or not renew any license, franchise, permit or other Governmental Authorization where the failure to be in compliance or revocation or non-renewal would reasonably be expected to result in a Material Adverse Effect. There is no continuing order of any governmental authority directed specifically to Seller or the Business with respect to the Acquired Assets or the Business.

5.17 Business Contracts.

(a) Section 5.17(a) of the Seller Schedule sets forth a complete and correct list of all current customers and clients of the Business, together with a correct and complete description of the name of customer/client as reflected in the records of the Business, the type of service provided, the type of contract (written, oral or month-to-month), the term of the contract, the annual revenues received therefrom, whether the contract was entered into since December 31, 2006, the recurring fee amount under the contract, the frequency of the billing, the billing anniversary date and, if such contract is oral or month-to-month, a summary of all other material oral or month-to-month terms. Seller has billed the foregoing customers/clients in accordance with the express terms of such contracts in all material respects.

(b) Section 5.17(b) of the Seller Schedule sets forth a complete and correct list of the contracts with customers and clients of the Business that have been terminated since December 31, 2006, indicating in each case the annual revenues received therefrom for the period from January 1, 2007 to the date of termination.

(c) Section 5.17(c) of the Seller Schedule sets forth a correct and complete list of all (i) joint venture contracts or arrangements or other agreements involving a sharing of profits or expenses, and (ii) all agreements involving client referral fees payable to or by Seller or otherwise involving any obligation on the part of Seller to share any revenue of the Business.

(d) Section 5.17(d) of the Seller Schedule sets forth a complete and correct list of the following Business Contracts:

(i) All employment agreements, independent contractor agreements, and all bonus, commission or consulting agreements with any Rehired Employee or other Personnel;

(ii) All agreements for the purchase of materials, supplies, services, equipment or any capital item or items involving consideration of more than $10,000 per contract or series of related contracts continuing over a period of more than three (3) months after the Closing Date;

(iii) All leases, licenses or similar agreements affecting the ownership of, leasing of, title to or use of the Acquired Assets (excluding Licenses In), including, without limitation, all leases and subleases of real property used primarily or exclusively in connection with the operation of the Business (“Real Property Leases”);

(iv) All operating and capital leases and subleases of tangible personal property used primarily or exclusively in connection with the operation of the Business;

(v) All agreements related to barter and advertising sales;

(vi) All agreements related to the acquisition, transfer, distribution, use, development, sharing or license of any technology, Software or other Intellectual Property (excepting only (v) Software licensed to Seller pursuant to Licenses In, (w) the Patent License Agreement, (x) the AUP License Agreement, (y) Licenses In with respect to Generally Available Software used by Seller in the ordinary course of business and (z) licenses of Software and other Intellectual Property granted by Seller under customer contracts entered into in the ordinary course of business);

(vii) All marketing, sales, distribution, commission, agency or representative agreements, including, without limitation, any contracts pursuant to which potential customers are referred to the Business: and

(viii) All other Business Contracts not otherwise disclosed (or excepted from disclosure) pursuant to this Section 5.17 and which are material to the operation of the Business.

(e) Seller has delivered to Buyer prior to Closing true and complete copies of the standard forms of contracts Seller currently uses and/or has used since January 1, 2006 with customers and clients of the Business relating to the provision of services to such customers and clients (the “Standard Form Customer Contracts”). All of Seller’s contracts with customers of the Business related to the provision of such services that are governed by Standard Form Customer Contracts are in substantially the form of the Standard Form Customer Contracts, without any material modifications or changes thereto.

(f) True copies of all of the Business Contracts required to be listed pursuant to this Section 5.17, together with all amendments thereto, have been provided to Buyer.

(g) None of the Business Contracts (whether or not an Acquired Contract) restricts or adversely affects in any material respect the development, marketing or offering of Seller’s services or the conduct of the Business (including, without limitation, by way of noncompetition, nondisclosure or nonsolicitation covenants restricting Seller or the Business; but excluding nondisclosure covenants entered into in the ordinary course of business) or grants third parties exclusive rights, rights of first opportunity or first refusal or rights to obtain services from the Business on a most-favored basis.

(h) All Acquired Contracts are assignable to Buyer, provided that applicable required consents are obtained for those Acquired Contracts requiring the consent of the other party to the Acquired Contract, and upon such assignment to and assumption by Buyer will be enforceable by Buyer in accordance with their respective terms to the same extent enforceable by Seller.

(i) Since the Statement Date, (i) Seller has not received any notice or other written or, to Seller’s Knowledge, oral communication from any of the customers/clients or suppliers of the Business and representing more than $10,000 of annual revenues (or, in the case of suppliers, more than $10,000 in goods or services purchased) terminating or reducing, or setting forth an intention to terminate or reduce (or otherwise renegotiate or modify in any material respect), or otherwise reflecting a material adverse change in, the business relationship between such customer/client or supplier and the Business, and (ii) no party to any other Acquired Contract that is material to the operation of the Business has notified Seller of such party’s intent to renegotiate or terminate such Acquired Contract.

(j) No event or circumstance has occurred and is continuing that would constitute a default (i) by Seller under any Acquired Contract where the default would reasonably be expected to result in a Material Adverse Effect, or (ii) to Seller’s Knowledge, by any other party to any such Acquired Contracts.

5.18 Real Property. Seller does not own any real property. There is not with respect to any of the property leased pursuant to the Real Property Leases any zoning law, land use or building restriction (or violation thereof) that impairs in any material respect, or any right of way, easement, reservation or exception that is necessary for Seller to maintain separately outside the Real Property Lease for, Seller’s present use of such property; further, to Seller’s Knowledge, all premises and structures leased pursuant to the Real Property Leases lie wholly within the boundaries of the leased property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Without limiting the foregoing, to Seller’s Knowledge, (i) there is a valid certificate of occupancy for each of the buildings in which Seller leases its facilities, and (ii) the parking lot and facilities provided for or used in connection with each of such facilities are sufficient for the operation of the Business as presently conducted.

5.19 ERISA.

(a) All contributions and other payments required to be made to or under any Benefit Plan for or on behalf of any of the Business Employees or former employees of the Business or their beneficiaries with respect to any periods prior to Closing have been or will be made in accordance with the terms of each such plan. All contributions made by Business Employees as of the Closing Date have been or will be deposited with the appropriate funding agency, if any, of each Benefit Plan in accordance with the terms of each such plan.

(b) There are no material violations of ERISA or the Code with respect to any Benefit Plans. All aspects of the Benefit Plans, and their administration, are in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable federal or state law. Neither Seller nor any of its directors, officers, employees or agents nor any “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) has engaged in or been a party to any Prohibited Transaction with respect to any Benefit Plan in connection with which any Person would be subject to either a civil penalty assessed pursuant to ERISA or a tax imposed by Section 4975 of the Code.

5.20 Personnel.

(a) A list of all Business Employees and all independent contractors currently utilized in the Business (collectively, “Personnel”), together with a specification of the status of each as an employee or independent contractor, their respective title/position, and start date of their employment/engagement, and, in the case of Rehired Employees and independent contractors, their respective compensation and any promotions/raises scheduled for such Personnel to go in effect after the Closing, has been delivered to Buyer prior to the Closing

(b) Section 5.20(b) of the Seller Schedule contains correct and complete lists (and, where appropriate, descriptions) of all (i) Rehired Employees not actively at work by reason of a leave, for any reason whatsoever, as of the date of this Agreement, (ii) former Personnel of the Business whose employment or independent contractor relationship with the Business has been terminated, for any reason, since January 1, 2007, and (iii) current and former Personnel of the Business with whom there is any pending or, to Seller’s Knowledge, threatened actions, suits, claims, investigations or proceedings. No Personnel are party to any written or oral employment contract or agreement with either Selling Party that precludes termination at will of any such Personnel.

(c) There is no union contract or other collective bargaining agreement in existence affecting the Business or the operation thereof, and no Selling Party has received notice from the National Labor Relations Board that a petition for recognition for a collective bargaining unit has been filed by or on behalf of the Business Employees, nor is any Selling Party aware of any attempts by any union to obtain recognition as a bargaining agent in respect thereof.

(d) Since the Business Acquisition Date, Seller has not received any written or, to Seller’s Knowledge, oral notification from any third party that a Business Employee is in violation or default of any confidentiality, noncompetition or proprietary rights agreement or similar agreement between such Business Employee and such third party. No Business Employee has informed Seller that such Business Employee (i) has current plans to terminate his or her employment with Buyer after the Closing or (ii) will refuse any offer of employment with Buyer.

5.21 [INTENTIONALLY LEFT BLANK].

5.22 Related Party Transactions. Other than this Agreement or any Ancillary Agreement to which Seller is a party, Seller does not have any outstanding agreement with Parent or any other Affiliate of Seller (a “Related Party”) that will continue with respect to the Business or the Acquired Assets after the Closing. Without limiting the generality of the foregoing, after the Closing no Related Party will directly or indirectly, own, control or claim any interest in any of the Acquired Assets. Section 5.22 of the Seller Schedule describes each arrangement pursuant to which, immediately prior to Closing, any Related Party provided Seller with any products, services or Intellectual Property material to the conduct of the Business. No Related Party directly or indirectly, owns, controls or claims any interest in any of the Acquired Assets.

5.23 No Guaranties. None of the obligations or liabilities of Seller is guaranteed by any Person, and Seller has not guaranteed the obligations or liabilities of any other Person.

5.24 No Bankruptcy. Seller is not insolvent (as defined under applicable bankruptcy law) or the subject of any Bankruptcy or any similar proceeding.

5.25 Broker’s and Other Fees. Except for B. Riley & Co., whose fees shall be paid in full by the Selling Parties, neither Seller nor any of its Affiliates has employed any broker or finder or incurred any liability for any broker’s or finder’s fees or commissions in connection with the transaction contemplated by this Agreement.

5.26 Misstatements and Omissions. No representation or warranty made by Seller in this Agreement or the Ancillary Agreements, or in any written statement, certificate, exhibit, schedule or other instrument furnished to Buyer pursuant hereto, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

In order to induce Buyer to enter into this Agreement, Parent hereby represents and warrants to Buyer as follows in this Article 6 as of the Closing Date.

6.1 Organization, Power and Authority. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has full corporate power and corporate authority to conduct its business and to own its property, as now conducted and owned. Parent has full corporate power and corporate authority to execute and deliver this Agreement and all Ancillary Agreements required to be executed and delivered by it under this Agreement, and to perform Parent’s obligations under the terms of this Agreement and of all such other Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent (including, without limitation, by approval of its directors in accordance with all applicable law), and no other corporate action on the part of Parent is necessary for any such authorization. This Agreement and the Ancillary Agreements to which Parent is a party each represent the legal, valid and binding obligation of Parent, enforceable against it in accordance with their respective terms, except as limited by the Enforceability Exceptions.

6.2 No Legal Bar. The execution and delivery by Parent of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, result in a breach of, result in or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the cancellation or unilateral modification or amendment of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Acquired Assets under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of Parent, (ii) any Acquired Contract, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained by Seller prior to the Closing or the obtaining of which has been waived by Buyer in writing, (iii) any order, writ, judgment, injunction, decree, award, or ruling applicable to Parent or any of the Acquired Assets or the Business, or (iv) any statute, law, rule or regulation applicable to Parent or any of the Acquired Assets or the Business, except in the case of each of the foregoing where such violation, conflict, breach, default, cancellation, unilateral modification, amendment, accelerated performance or right of termination or acceleration would not reasonably be expected to have a Material Adverse Effect. There is no requirement applicable to Parent to make any filing with, or to obtain any permit, authorization, consent, waiver or approval of, any governmental authority or any third party as a condition to the lawful consummation of the transactions contemplated by this Agreement or the transfer to Buyer of ownership of the Acquired Assets.

6.3 No Bankruptcy. Parent is not insolvent (as defined under applicable bankruptcy law) or the subject of any Bankruptcy or any similar proceeding.

6.4 Broker’s and Other Fees. Except for B. Riley & Co., whose fees shall be paid in full by the Selling Parties, neither Parent nor its Affiliates has employed any broker or finder or incurred any liability for any broker’s or finder’s fees or commissions in connection with the transaction contemplated by this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce the Selling Parties to enter into this Agreement, Buyer hereby represents and warrants to the Selling Parties as follows in this Article 7 as of the Closing Date.

7.1 Organization. Buyer is a duly formed and validly existing general partnership under the laws of the Commonwealth of Virginia. Buyer has full partnership power and partnership authority to conduct its business and to own its property, as now conducted and owned. Buyer has full partnership power and partnership authority to execute and deliver this Agreement and all Ancillary Agreements required to be executed and delivered by it under this Agreement, and to perform its obligations under the terms of this Agreement and of all such other Ancillary Agreements.

7.2 Authorization, etc. All actions legally necessary to authorize Buyer to execute and deliver this Agreement and all applicable Ancillary Agreements, and to consummate the transactions contemplated hereby, have been taken, and this Agreement and the Ancillary Agreements are binding on Buyer. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer have been duly and validly authorized by all necessary action in respect thereof on the part of Buyer (including, without limitation, by approval of its directors), and no other partnership action on the part of the Buyer or its partners is necessary for any such authorization. This Agreement and the Ancillary Agreements each represent the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms, except as limited by the Enforceability Exceptions.

7.3 No Legal Bar. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, result in a breach of, result in or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the cancellation or unilateral modification or amendment of, or accelerate the performance required by, or result in a right of termination or acceleration under, (i) any provision of Buyer’s Partnership Agreement; (ii) any contract, obligation, agreement, plan, arrangement, commitment or the like to which Buyer is a party or pursuant to which the transactions contemplated by this Agreement may be affected; (iii) any statute, law, rule, or regulation; or (iv) any order, judgment, writ, injunction, award, decree, determination, license or permit by which Buyer or its assets or properties may be bound or affected. There is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent, waiver or approval of, any governmental authority or any third party as a condition to the lawful consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

7.4 No Bankruptcy. Buyer is not insolvent (as defined under applicable bankruptcy laws) or the subject of any Bankruptcy or any similar proceeding.

7.5 Broker’s and Other Fees. Neither Buyer nor any of its Affiliates has employed any broker or finder or incurred any liability for any broker’s or finder’s fees or commissions in connection with the transaction contemplated by this Agreement.

ARTICLE 8

CLOSING DELIVERIES

8.1 Selling Parties Closing Deliveries. At Closing, the Selling Parties have delivered to Buyer the items set forth on Annex III.

8.2 Buyer Closing Deliveries. At Closing, Buyer has delivered to the Selling Parties the items set forth on Annex IV.

8.3 Waiver of Conditions. At the Closing, any Party may waive, in writing, fulfillment of any of the deliveries required pursuant to this Article 8, but such waiver shall not, unless such Party expressly so provides, constitute a waiver of any other rights or remedies that such Party may have hereunder, including without limitation, those provided under Article 10 hereof.

ARTICLE 9

COVENANTS

9.1 Joint Covenants. Each of the Selling Parties, on the one hand, and Buyer, on the other hand, covenants and agrees with the other as follows:

(a) Public Announcements. No Party shall make or cause to be made any public announcement, statement or release to the press (each, a “Public Announcement”), or written statement to a competitor, customer, advertiser or other third party (except to its advisors, attorneys or consultants), with respect to this Agreement or the transactions contemplated hereby without the other Party’s prior written approval, except as may be necessary, upon advice of counsel, to comply with any law, rule, regulation or order or rule of any stock exchange or trading market (in which case, the disclosing Party shall afford the other Party reasonable opportunity to participate in the preparation of the applicable announcement, statement or release). In addition to and without limiting the foregoing, each and every Public Announcement with respect to the transactions contemplated by this Agreement shall be in form and substance reasonably acceptable to all Parties. Notwithstanding the foregoing provisions of this

Section 9.1(a), it is understood that Buyer shall not have the right to approve any filings or other disclosures that Parent determines in good faith are reasonably required to be made in any filings with the Securities and Exchange Commission or any securities exchange or market (for clarity, Buyer shall not have any review or approval rights with respect to any such filings, but the foregoing shall not limit the Selling Parties’ obligations under this Section 9.1(a) with respect to Public Announcements).

(b) Further Assurances. Each Party shall, at any time and from time to time after the Closing Date, upon request of another Party, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, instruments, assignments, transfers, powers of attorney and assurances as may be reasonably required in order to carry out the intent of this Agreement, including, in the case of the Selling Parties, such actions as may reasonably be required to more effectively convey, transfer and assign to Buyer, and its successors and assigns, the Acquired Assets. Without limiting the generality of the foregoing, should additional assets or properties that properly constitute Acquired Assets be identified at any time after Closing, Seller shall at its sole cost and expense effect or complete the transfer of any such assets or properties to Buyer, free and clear of all Liens; provided, if Buyer identifies any such additional assets or properties as Acquired Assets but Seller disputes such characterization, the Parties shall work in good faith to resolve such dispute and, absent resolution by the Parties, such dispute shall be resolved in accordance with the applicable provisions of Article 10 of this Agreement.

9.2 Additional Covenants of the Selling Parties. Each of the Selling Parties further covenants and agrees with Buyer as follows:

(a) Post-Closing Enforcement of Beneficial Agreements. If any Selling Party is the beneficiary of any non-disclosure, noncompetition, confidentiality or other similar agreement or covenant related to the Business and such agreement is for any reason not assigned to Buyer as an Acquired Contract hereunder, such Selling Party shall, at the request of Buyer, (i) use all commercially reasonable efforts to enforce subsequent to Closing, at Buyer’s sole cost and expense, the terms of such agreement or covenant; or (ii) assign such agreement or covenant to Buyer to the extent assignable to Buyer and applicable to the Business.

(b) Post-Closing Tax Matters. Following the Closing, Seller shall pay over to the taxing authorities of each jurisdiction to which it and/or the Business is subject all Taxes not paid prior to Closing for which Buyer could have transferee liability or in respect of which any of the Acquired Assets could be subjected to a Lien therefor, including sales taxes. With respect to sales taxes, Seller shall file final sales tax returns as soon as practicable after the Closing Date with the jurisdictions in which Seller has heretofore filed such returns and shall deliver to Buyer as soon as practicable thereafter a receipt from the tax commissioner of each such jurisdiction showing that any sales taxes due and payable, along with interest and penalties, have been paid, or a certificate of such tax commissioner indicating that no taxes are due. Notwithstanding the foregoing, Seller may contest in good faith, at its expense, the validity or application, in whole or in part, of any Taxes that it is obligated by this subsection 9.2(b) to pay.

(c) Rehired Employees. On and as of the Closing Date, Buyer has offered “at-will” employment to those Business Employees set forth on a list delivered to Seller concurrently with the Closing; provided, Buyer has not assumed any obligations under any employment agreements between any Selling Party and any Business Employee. The Selling Parties shall take all action required by law or otherwise to cause the valid termination of employment by Seller as of the Closing Date of all Rehired Employees. Except for the obligations in respect of Accrued Employee Compensation Amounts owed to Rehired Employees and assumed by Buyer in accordance with Section 3.1 above, the Selling Parties shall retain and have sole responsibility for all compensation and employee benefit obligations of Seller to the Rehired Employees (and all other Business Employees) arising on or prior to the Closing Date and Buyer shall not assume any accrued vacation or other compensable time, earned but unpaid bonuses, profit sharing, retirement, severance pay, life insurance, retiree welfare benefits, disability, health care or workers’ compensation plans or claims, or any other employee benefit or fringe benefit plans operated for, or obligations owed by the Selling Parties to, any such Rehired Employees (and all other Business Employees) with respect to any period prior to the Closing Date. The Selling Parties shall also be solely responsible for and shall provide all notices and health care plan continuation coverage required by or under “COBRA” (29 U.S.C. §§ 601-606) with respect to the Rehired Employees (and all other Business Employees). The Selling Parties further agree that Buyer shall not be responsible for any liability in respect of any Business Employees (including, without limitation, any Rehired Employees) for any acts or omissions relating to the employment of such individuals arising prior to the Closing Date, including, but not limited to, claims for workers’ compensation or other benefits, regardless of whether such employees are subsequently employed by Buyer (for the avoidance of doubt, the Selling Parties shall prepare and distribute Form W-2s for all Business Employees for the year 2007 for the period through the Closing Date). The Selling Parties shall take whatever actions are necessary or appropriate to terminate, effective upon the Closing Date, the participation of each Rehired Employee in the Benefit Plans. Where appropriate, such actions shall include the issuance of notice in accordance with Section 204(h) of ERISA. Effective upon the Closing Date, no Rehired Employee shall accrue any further benefits or periods of vesting service under the Benefit Plans. The Selling Parties shall be liable after the Closing Date for all benefits, if any, to which Rehired Employees are entitled under any of the Benefit Plans.

(d) Covenant Not To Use Names; Change of Name.

(i) Each Selling Party agrees that it will not, anywhere in the world, use or seek to register or permit any Person under its joint or individual control to use the names “AVV” and “Applied Virtual Vision”, or any logo or design incorporating such names, or any other trademark, trade name, service mark, service name, domain name, URL, slogan or assumed or fictitious name included in the Acquired Assets in any manner whatsoever. This provision shall not be deemed to be in limitation or derogation of the full and complete transfer of the Intellectual Property included in the Acquired Assets to be made to Buyer at Closing as provided herein. Notwithstanding the foregoing provisions of this Section 9.2(d)(i), the Parties acknowledge that removal of the names “AVV” and “Applied Virtual Vision”, and any other logo, design, trademark, trade name, service mark, service name, domain name, URL, slogan or assumed or fictitious name included in Acquired Assets, from all promotional materials (which may include business cards, letterhead, and other similar materials) will not occur immediately upon Closing and will be the subject of removal of the foregoing in the ordinary course of business as inventories of such items are used and replaced. The Selling Parties shall not be deemed in violation of this Section 9.2(d)(i) with respect any such residual use of the names “AVV” and “Applied Virtual Vision”, or any other logo, design, trademark, trade name, service mark, service name, domain name, URL, slogan or assumed or fictitious name included in Acquired Assets, provided that such post-Closing residual uses of such names, logos, designs, trademarks, trade names, service marks, service names, domain names, URL’s, slogans or assumed or fictitious names are made only in the ordinary course of the Selling Parties’ remaining business activities and are not designed or intended to misrepresent continued ownership of the Business by either Selling Party.

(ii) Within thirty (30) days after the Closing, Seller shall deliver to Buyer a certified filed copy of a certificate of amendment to its Certificate of Incorporation as is required to change Seller’s corporate name to a name distinct from “AVV.”

(e) Collection of Assets. Subsequent to Closing, Buyer shall have the right and authority to collect all Accounts Receivable and other items transferred and assigned to it hereunder and to endorse with Seller’s name any checks received on account of such receivables or other items, and the Selling Parties agree that they will promptly transfer or deliver to Buyer from time to time any cash or other property that either of them may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders or any other items included in the Acquired Assets.

9.3 Additional Covenants of Buyer. Buyer further covenants and agrees with the Selling Parties as follows:

(a) Lease Guarantee. Buyer acknowledges that Parent has guaranteed Seller’s performance under that certain Real Property Lease for the Business premises located in Westerville, Ohio (the “Lease Guarantee”). It is understood that (i) Parent shall have no obligation to Buyer to continue the Lease Guarantee after the Closing, (ii) Buyer shall use commercially reasonable efforts and cooperate with Parent to cause the release of Parent from the Lease Guarantee and, if necessary in connection with such release, to arrange for Buyer or any Affiliate of Buyer reasonably acceptable to the other party to the Lease Guarantee to be substituted as the primary obligor thereon as of the Closing Date, and (iii) in any event, Buyer shall indemnify and hold harmless Parent from and against payments made by Parent on the Lease Guarantee in respect of periods subsequent to the Closing in accordance with and subject to the terms of Section 10.3.

(b) Rehired Employees. Subject to Buyer’s standard eligibility requirements where applicable, effective as of the close of Seller’s business day on the Closing Date Buyer shall provide to all Rehired Employees such employee benefits as Buyer provides to its other similarly-situated full-time employees, which benefits shall include, among other things, health care insurance.

ARTICLE 10

EXPENSES AND INDEMNITY

10.1 Expenses. Except as expressly set forth to the contrary herein, Buyer, on the one hand, and the Selling Parties, on the other hand, shall be responsible for their own costs and expenses incurred in connection with the transactions contemplated hereby, including the fees and expenses of counsel, accountants and consultants. All applicable state taxes (including, without limitation, any taxes assessed by the State of Ohio), transfer taxes, and real estate transfer taxes, if any, payable in respect of the closing of the transaction contemplated hereby shall be borne solely by the Selling Parties.

10.2 Indemnification by Selling Parties. Subject to Section 10.7 and Section 10.8 below, the Selling Parties, jointly and severally, shall indemnify, defend and hold harmless Buyer and its Affiliates, and their respective officers, directors, partners, managers and stockholders (“Buyer Indemnified Parties”), from and against, and will reimburse the Buyer Indemnified Parties the amount of, any claim, expense, damage, liability or loss (including, without limitation, reasonable attorneys’ fees and other reasonable costs and expenses incident to, and amounts paid or required to be paid in settlement of, any claim, suit, action or proceeding, including, without limitation, claims, suits, actions or proceedings to enforce this indemnity obligation), whether or not involving a Third Party Claim (a “Loss”), suffered, sustained, incurred, paid or required to be paid by any Buyer Indemnified Party which arises out of, results from or is related to:

(a) the breach by a Selling Party of any representation, warranty, covenant or agreement made by a Selling Party in this Agreement or any Ancillary Agreement;

(b) any of the Excluded Assets or the Excluded Liabilities, including, without limitation, (i) all Taxes (including sales and use Taxes) imposed on the Business or the Acquired Assets (or Buyer or any Affiliate thereof) in respect of any periods prior to the Closing, (ii) all obligations to the Business Employees and other Personnel for periods prior to Closing (except to the extent any such obligations are included within the Assumed Liabilities as Accrued Employee Compensation Amounts, in the case of Business Employees, or Accounts Payable, in the case of other Personnel) and (iii) any broker’s or finder’s fees or commissions incurred by any Selling Party in connection with the transactions contemplated by this Agreement; and

(c) (i) any claim, suit, action or proceeding (known or unknown, contingent or otherwise, whether arising in contract, contribution, indemnity, tort or otherwise), or any threat thereof, that relates to the Business or the Acquired Assets (including any Acquired Contract), in which the principal event giving rise thereto (which such events may include, without limitation, the action or inaction of, or a breach of a representation, warranty or guarantee made by, any Selling Party and/or its officers, directors, employees or agents) occurred prior to the Closing Date, except to the extent any such Losses constitute Assumed Liabilities or otherwise constitute Losses for which Buyer is required to indemnify the Selling Parties Indemnified Parties under Section 10.3 below; or

(ii) any claim, suit, action or proceeding (known or unknown, contingent or otherwise, whether arising in contract, contribution, indemnity, tort or otherwise), or any threat thereof, related to any claim that the “WebControl” product made available to customers and clients of the Business, as such product existed at the Closing Date, infringes the ‘305 Patent, including, without limitation, the pending litigation styled at Closing as ST Sales Tech Holdings, LLC v. DaimlerChrysler Co. et al, filed in the United States District Court for the Eastern District of Texas, Case No. 6:07-cv-346-LED (“‘305 Patent Losses”).

10.3 Indemnification by Buyer. Subject to Section 10.7 below and Section 10.8, Buyer shall indemnify, defend and hold harmless the Selling Parties and their respective Affiliates, and their respective officers, directors, partners, managers and stockholders (“Selling Parties Indemnified Parties”), from and against, and will reimburse the Selling Parties Indemnified Parties the amount of, any Loss suffered, sustained, incurred, paid or required to be paid by a Selling Parties Indemnified Party which arises out of, results from or is related to:

(a) the breach by Buyer of any representation, warranty, covenant or agreement made by Buyer in this Agreement or any Ancillary Agreement;

(b) any of the Assumed Liabilities; or

(c) without limiting any other indemnity obligations of Buyer hereunder, any claim, suit, action or proceeding (known or unknown, contingent or otherwise, whether arising in contract, contribution, indemnity, tort or otherwise), or any threat thereof, that relates to the Business or the Acquired Assets (including any Acquired Contract), in which the principal event giving rise thereto occurred after the Closing Date (which such events may include, without limitation, the action or inaction of, or a breach of a representation, warranty or guarantee made by, Buyer and/or its officers, directors, employees or agents), except to the extent any such Losses constitute Excluded Liabilities or otherwise constitute Losses for which the Selling Parties are required to indemnify the Buyer Indemnified Parties under Section 10.2 above.

10.4 Indemnification Procedure—Third Party Claims.

(a) Promptly after receipt by an indemnified party of notice of a claim from a third party (a “Third Party Claim”) which may give rise to a claim for indemnification hereunder, such indemnified party shall, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of such Third Party Claim. Notwithstanding the foregoing, the failure to notify or any delay in notifying the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnified party’s failure to give or delay in giving such notice, and then only to the extent of such prejudice.

(b) Any indemnifying party will have the right to defend the indemnified party against the Third Party Claim with counsel of its choice reasonably satisfactory to the indemnified party so long as (i) the indemnifying party notifies the indemnified party in writing within ten (10) business days after the indemnified party has given notice of the Third Party

Claim that the indemnifying party will indemnify the indemnified party from and against such Third Party Claim as required under this Agreement, (ii) the indemnifying party has (and, if the indemnified party so requests, provides the indemnified party with reasonable evidence that the indemnifying party has) the financial resources (which could include insurance coverages) to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (iii) the indemnifying party conducts the defense of the Third Party Claim in a commercially reasonable manner.

(c) So long as the indemnifying party is conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above, (i) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party, and (iii) the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnified party (not to be withheld, conditioned or delayed unreasonably), provided, however, that no consent of the indemnified party shall be required if the settlement contains an unconditional release of the indemnified party from all liability and adverse actions with respect to such Third Party Claim and does not subject the indemnifying party to any injunction or other equitable relief.

(d) In the event any of the conditions in Section 10.4(b) above is or becomes unsatisfied in any material respect, however, (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate, provided, before effecting any compromise or settlement, the indemnified party shall solicit and obtain the consent of the indemnifying party, such consent not to be unreasonably withheld, conditioned or delayed, (ii) the indemnifying party will reimburse the indemnified party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) to the extent the indemnifying party is obligated to provide indemnity hereunder, and (iii) the indemnifying party will remain responsible for any Loss the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent that the indemnifying party is obligated to provide indemnity under this Article 10.

(e) Notwithstanding anything herein to the contrary, if any Third Party Claim in respect of which the Selling Parties are obligated to indemnify Buyer hereunder arises out of, results from or is related to an indemnification obligation under an Acquired Contract, then the Selling Parties shall have the right to control the indemnification proceedings under such Acquired Contract (including, without limitation, by controlling all communications with the applicable third party); and, if and to the extent it is reasonably necessary to effectively control such indemnification proceedings, then either (i) the Selling Parties shall be deemed to have retained as an Excluded Asset the right under the Acquired Contract to control such proceedings or (ii) Buyer shall assign to the Selling Parties the right to control such proceedings; provided, (x) the Selling Parties’ control of such proceedings shall be subject to all applicable provisions of this Section 10.4 regarding indemnification of Third Party Claims, and (y) nothing in the foregoing shall limit or be deemed a limitation on Buyer’s other rights in, to and under any such Acquired Contract.

10.5 Indemnification Procedure-Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

10.6 Rights of Setoff. Any Party (“Offsetting Party”), in its sole and absolute discretion, may offset against payment of any amount due from another Party (“Offsetted Party”) under this Agreement or under any other agreement to which such Parties are parties the amount of any Loss for which the Offsetting Party is entitled to be indemnified under this Agreement to the extent such Loss has accrued and is due and payable.

10.7 Survival. All representations, warranties, covenants and obligations in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue in full force and effect for a period of two (2) years after the Closing Date, except (i) the Selling Parties’ obligation to indemnify the Buyer Indemnified Parties from and against any Losses arising out of, resulting from or related to any Excluded Liabilities or any claim for indemnification under Section 10.2(c)(i) shall survive the Closing and continue in full force and effect until the third (3rd) anniversary of the Closing Date, (ii) the Selling Parties’ obligation to indemnify the Buyer Indemnified Parties from and against any Losses arising out of, resulting from or related to the breach by any Selling Party of any covenant hereunder or under any Ancillary Agreement shall survive for the applicable statute of limitations for such breach of covenant, (iii) the Selling Parties’ obligation to indemnify Buyer and its Affiliates from and against any ‘305 Patent Losses shall survive indefinitely, (iv) the representations and warranties set forth in Sections 5.1, 5.2, 5.9(a), 5.13 and 6.1 of this Agreement (the “Special Selling Party Representations and Warranties”), and the Selling Parties’ obligation to indemnify the Buyer Indemnified Parties from and against Losses arising out of, resulting from or related to the breach of any such Special Selling Party Representations and Warranties, shall survive the Closing and continue in full force and effect until the third (3rd) anniversary of the Closing Date, (v) Buyer’s obligation to indemnify the Selling Parties Indemnified Parties from and against any Losses arising out of, resulting from or related to any Assumed Liabilities or any claim for indemnification under Section 10.3(c) shall survive the Closing and continue in full force and effect until the third (3rd) anniversary of the Closing Date, (vi) Buyer’s obligation to indemnify the Selling Parties Indemnified Parties from and against any Losses arising out of, resulting from or related to the breach by Buyer of any covenant hereunder or under any Ancillary Agreement shall survive for the applicable statute of limitations for such breach of covenant, (vii) the representations and warranties of Buyer set forth in Sections 7.1 and 7.2 of this Agreement (the “Special Buyer Representations and Warranties”), and Buyer’s obligation to indemnify the Selling Parties Indemnified Parties from and against Losses arising out of, resulting from or related to the breach of any such Special Buyer Representations and Warranties shall survive the Closing and continue in full force and effect until the third (3rd) anniversary of the Closing Date, and (viii) to the extent a Party gives written notice of a claim for indemnification in accordance with this Article 10 prior to the end of the applicable survival period, in which case the indemnifying party shall remain liable for any Loss arising out of, resulting from or related to the matter identified in the notice of claim.

10.8 Limitations.

(a) The Selling Parties shall not have any obligation to indemnify Buyer and its Affiliates under Section 10.2 with respect to any Losses until the aggregate amount of all Losses that Buyer and/or its Affiliates have suffered, sustained, incurred or paid or are required to pay exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Basket”), at which point the Selling Parties shall be jointly and severally obligated to indemnify Buyer and/or its Affiliates from and against all Losses in excess of Fifty Thousand Dollars ($50,000) (the “Deductible”) (by way of example, if Buyer incurs Losses of $151,000, the Selling Parties would be obligated to indemnify Buyer for $101,000 of such Losses, and all subsequent Losses, in accordance with and subject to all applicable terms of this Article 10); provided, the foregoing notwithstanding, neither the Basket nor the Deductible shall apply to Losses arising out of, resulting from or related to (i) any breach by any Selling Party of any Special Representations or Warranty, (ii) any breach by any Selling Party of any covenant, including, without limitation, Seller’s obligation to pay Buyer any amount in respect of the Reconciling Adjustment, (iii) any Excluded Liabilities, (iv) any ‘305 Patent Losses or (v) any fraud or intentional misrepresentation committed by any Selling Party.

(b) The maximum aggregate liability of the Selling Parties for any Losses pursuant to Section 10.2 shall not exceed, in the aggregate, the Purchase Price (the “Cap”); provided, the foregoing notwithstanding, the Cap shall not apply to Losses arising out of, resulting from or related to any fraud or intentional misrepresentation committed by any Selling Party, all of which such Losses shall be indemnified by the Selling Parties jointly and severally without limitation.

(c) Except for (i) any Losses arising out of or resulting from any claim based on fraud committed by a Party or (ii) claims for injunctive or other equitable relief for which monetary damages covered by an indemnity set forth in this Article 10 or otherwise are not available, the sole and exclusive remedy of the Parties for any and all Losses pursuant to this Agreement shall be limited to indemnification as set forth in this Article 10.

(d) In calculating the amount of any Losses incurred by a Party for purposes of this Article 10, the amount of any such Losses shall be reduced by any net insurance proceeds (i.e., after subtracting the premium and other costs of the applicable insurance policy), other net third party recoveries (i.e., after subtracting costs incurred in connection with such recoveries) and/or Tax benefits, in each case if any, actually received by the Party entitled to indemnity for such Losses (or its other Indemnified Parties) in respect of the event which resulted in or caused such Losses.

(e) The Parties acknowledge and agree that at Closing Buyer is depositing the Escrow Amount with the Escrow Agent pursuant to Section 4.1(b)(ii). Any amounts payable by Seller to Buyer pursuant to Section 4.2 and all Losses for which the Selling Parties are required to indemnify any Buyer Indemnified Party under this Agreement shall be satisfied first to the extent possible from the Escrow Account in accordance with the terms of the Escrow Agreement and thereafter by the Selling Parties in accordance with the terms of and subject to the applicable limitations in this Article 10. The Escrow Account shall not be deemed to be the sole source for payment or the maximum liability of the Selling Parties with respect to claims for indemnification hereunder.

(f) Each indemnified party shall use commercially reasonable efforts to mitigate the amount of any Loss for which it is entitled to indemnity hereunder to the extent any such efforts would not result in a material adverse effect on the operations of the indemnified party.

(g) The right to indemnification or other remedy available to any Party based on the breach of any representations, warranties, covenants and obligations in this Agreement shall not be affected in any respect by any due diligence or other investigation conducted by the Party seeking relief.

10.9 Cooperation. The indemnified party shall reasonably cooperate with the indemnifying party in the defense of any indemnification claim, such cooperation to include, without limitation, making records, documents, and other items or materials related to the indemnification claims and in the possession of the indemnified party, and personnel of the indemnified party, reasonably available to the indemnifying party.

ARTICLE 11

GENERAL PROVISIONS

The following shall be applicable throughout the term of this Agreement:

11.1 Amendments and Waivers; Construction. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be set forth in a writing duly executed by the Selling Parties and Buyer, and then only to the extent specifically set forth therein. This Agreement shall not be construed more strictly against one Party than the other by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that Buyer and the Selling Parties have contributed substantially and materially to the preparation of this Agreement.

11.2 Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the Selling Parties and Buyer and their respective successors and assigns. However, except for an assignment of this Agreement after Closing by a Party to any Person in a Change of Control Transaction, which in each case shall be permitted without the prior written consent of any other Party, no Party may assign or transfer any of its rights or obligations under this Agreement or any interest herein without the prior written consent of the other Parties.

(b) Notwithstanding anything herein to the contrary, if any Party (“Change of Control Party”) is a party to a Change of Control Transaction (defined below), in which the acquiring Person does not by the operation of law succeed to all of such Party’s liabilities and obligations, then either (i) the Change of Control Party shall cause the acquiring Person to enter into an assumption agreement, in form and substance reasonably acceptable to the other Parties, pursuant to which such acquiring Person assumes and agrees to pay, perform and discharge when due all obligations of the Change of Control Party hereunder, including, without limitation, the Change of Control Party’s obligations under Article 10 above, or (ii) the Change of Control Party shall establish an escrow, in an amount reasonably acceptable to the other Parties (and at a minimum in an amount that constitutes a reasonable estimate of the then-present value of the Change of Control Party’s then-remaining indemnification obligations hereunder), and pursuant to an agreement in a form substantially similar to that Escrow Agreement attached hereto as Exhibit A, as security for the Change of Control Party’s then-remaining indemnification obligations hereunder for the period of time in which the Change of Control Party’s applicable indemnification obligations would reasonably be expected to arise. (For purposes hereof, “Change of Control Transaction” means, with respect to a Change of Control Party, (x) a merger, consolidation or other reorganization to which the Change of Control Party is a party, if the individuals and entities who were stockholders (or others that hold an ownership interest) of the Change of Control Party immediately prior to the effective date of the transaction have “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of less than fifty percent (50%) of the total combined voting power for election of directors (or their equivalent) of the surviving entity following the effective date of the transaction, or (y) a sale or other transfer of all or substantially all of the Change of Control Party’s assets; provided, however, that any such transaction described in clause (x) or (y) in which Parent is the acquiring/transferee Person and acquires Seller shall not, alone, constitute a Change of Control Transaction hereunder.)

11.3 Counterparts. This Agreement and any amendment hereof may be executed in any number of counterparts and by each Party on a separate counterpart, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. In producing this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

11.4 No Waivers by Implication. No waiver by any Party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed a further or continuing waiver of any condition or covenant, representation or warranty of this Agreement. No course of dealing on the part of any Party (or their respective shareholders, directors, officers, employees, consultants or agents, as applicable) nor any failure or delay by any Party with respect to exercising any of their respective rights, powers or privileges under this Agreement shall operate as a waiver thereof.

11.5 Notices. Unless otherwise specified herein, all notices, requests and other communications to any Party hereunder shall be in writing (including telexes, telecopies, facsimile transmissions and similar writings) and shall be given to such Party at its address or telecopier number set forth on the signature page to this Agreement or such other address or telecopier number as such Party may hereafter specify for that purpose by notice to the other Party. Each such notice, request or other communication shall be effective (a) if given by telecopier, when such telecommunication is transmitted and confirmation of receipt obtained, (b) if given by mail, upon receipt, or (c) if given by any other means, when delivered at the address specified in this Section 11.5.

11.6 Reproductions. This Agreement and all other documents, instruments and agreements in the possession of Buyer or any Selling Party which relate hereto or thereto may be reproduced by Buyer or such Selling Party, and any such reproduction shall be admissible in evidence, with the same effect as the original itself, in any judicial or other administrative proceeding, whether the original is in existence or not. No Party will object to the admission in evidence of any such reproduction, unless the objecting Party reasonably believes that the reproduction does not accurately reflect the contents of the original and objects on that basis.

11.7 Entire Agreement. This Agreement and the Ancillary Agreements, together with the respective exhibits and schedules thereto, embodies the entire agreement and understanding between Buyer and the Selling Parties with respect to the subject matter hereof, and supersede all prior agreements and understandings between the Parties relating to the subject matter hereof and thereof (including, without limitation, that certain Letter of Intent dated as of November 2, 2007). If there is a conflict between the terms, conditions, representations, warranties and covenants contained in this Agreement and any other document, then the provisions in this Agreement shall control.

11.8 Exhibits, Schedules and Attachments. The exhibits, schedules and attachments attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits, schedules and attachments and the provisions of this Agreement, the provisions in this Agreement shall control. Each Party is responsible for the accuracy of its respective schedules regardless of any assistance provided by any other Party in connection with the preparation of the schedules.

11.9 Rights Cumulative. Except as set forth herein, all rights, powers and remedies herein given to the Parties are cumulative and not alternative, and are in addition to all statutes or rules of law; any forbearance or delay by any Party in exercising the same shall not be deemed to be a waiver thereof; and the exercise of any right or partial exercise thereof shall not preclude the further exercise thereof, and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by Buyer or the Selling Parties, as the case may be.

11.10 Governing Law, Jurisdiction, Waiver of Jury Trial, etc. This Agreement, the Ancillary Agreements, and the rights and obligations of the Parties hereunder and thereunder, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within Delaware. Each of the Parties submits to the jurisdiction of any state or federal court sitting in City of Wilmington, Delaware (the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement. Except for any suit for injunctive or equitable relief (or to serve legal process or to enforce a judgment), each Party (a) agrees that the Chosen Courts shall have exclusive jurisdiction for such purposes and each Party agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction. EACH OF THE PARTIES HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable.

11.12 Headings. The section headings in this Agreement are for convenience of reference only, shall not define or limit the provisions hereof and shall not have any legal or other significance whatsoever.

11.13 Third Party Rights. It is the intention of the Parties that nothing in this Agreement shall be deemed to create any right with respect to any Person not a party to this Agreement or the successor or assign thereof.

11.14 Written Agreement Required. Notwithstanding any negotiations or discussions between the Selling Parties and/or Buyer, or any statements made in connection therewith, there shall be no legally binding agreement with regard to the transactions contemplated by and the subject matter of this Agreement, unless and until the Parties have duly executed and delivered to each other a final agreement among them.

[Remainder of page intentionally left blank – signature page(s) follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Addresses for Notices:	SELLER:

If to the Selling Parties:	AVV, INC.,
c/o Autobytel Inc. 18872 MacArthur Boulevard Irvine, California 92612 Telecopier: (949) 797-0600 Attention: Chief Executive Officer	a Delaware corporation
	By:	/s/ James E. Riesenbach
Name: James E. Riesenbach
Title: President

With a Copy to:	PARENT:

Autobytel Inc. 18872 MacArthur Boulevard Irvine, California 92612 Telecopier: (949) 862-1323 Attention: Legal Department	AUTOBYTEL INC.,
a Delaware corporation
	By:	/s/ James E. Riesenbach
Name: James E. Riesenbach
Title: President and Chief Executive Officer

If to Buyer:	BUYER:

Dominion Enterprises 150 Granby Street Norfolk, Virginia 23510 Telecopier: (757) 314-2500 Attention: G. Mitchell Brooks, Executive Vice President	DOMINION ENTERPRISES, a Virginia general partnership
	By:	/s/ G. Mitchell Brooks
G. Mitchell Brooks, Executive Vice President

With a Copy to:

Henry J. Huelsberg, III, Esquire Willcox & Savage, P.C. One Commercial Place, Suite 1800 Norfolk, Virginia 23510 Telecopier: (757) 628-5566

[Signature page to Asset Purchase Agreement]

ANNEX I

Exhibits and Schedules

Exhibits:

Exhibit A	-	Form of Escrow Agreement
Exhibit B	-	Form of Bill of Sale and Assignment
Exhibit C	-	Form of Noncompetition Agreement
Exhibit D	-	Domain Name Assignment
Exhibit E	-	Trademark Assignment
Exhibit F	-	Form of Transition Services Agreement
Exhibit G-1	-	Form of Patent License Agreement
Exhibit G-2	-	Form of AUP License Agreement
Exhibit H	-	Form of Assumption Agreement

Schedules:

Schedule 2.1(c)	Acquired Contracts

Schedule 2.1(d)	Tangible Assets

Schedule 2.2(m)	Certain Excluded Assets

Schedule 4.2(a)	Estimated Closing Working Capital Statement

Schedule 4.3	Allocation of Purchase Price

Schedule 5	Seller Schedule

	Section 5.1	Foreign Qualifications

	Section 5.5	Governmental Authorizations

	Section 5.6	Financial Statements

	Section 5.8	Certain Changes or Events

	Section 5.10(b)	Exceptions re: Intellectual Property

	Section 5.10(c)	Listed Intellectual Property

	Section 5.10(d)	Licenses In

	Section 5.10(e)	Licenses Out

	Section 5.11(a)	Software

	Section 5.11(c)	Publicly Available Software

	Section 5.17(a)	List of Clients and Customers

	Section 5.17(b)	Certain Contracts Entered into or Terminated

	Section 5.17(c)	Joint Venture/Revenue-Sharing Contracts

	Section 5.17(d)	Other Business Contracts

	Section 5.20(b)	Issues re: Personnel

	Section 5.22	Related Party Transactions

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ANNEX II

Certain Definitions

“‘305 Patent” means United States Patent No. 6,941,305.

“‘305 Patent Losses” shall have the meaning given in Section 10.2(c)(ii).

“Accounts Payable” shall have the meaning given in Section 3.1(a).

“Accounts Receivable” shall have the meaning given in Section 2.1(e).

“Accrued Employee Compensation Amounts” shall have the meaning given in Section 3.1(c).

“Accrued Expenses” shall have the meaning given in Section 3.1(b).

“Acquired Assets” shall have the meaning given in Section 2.1.

“Acquired Contracts” shall have the meaning given in Section 2.1(c).

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with another Person.

“Agreement” means this Asset Purchase Agreement, as originally executed, as amended, supplemented or otherwise modified from time to time.

“Ancillary Agreements” means all exhibits, certificates or agreements contemplated by this Agreement to which a Selling Party is a necessary party, including, without limitation, the Patent License Agreement and the AUP License Agreement.

“Assumed Liabilities” shall have the meaning given in Section 3.1.

“AUP” means Autobytel Unified Platform, a collection of infrastructure components such as Base Exception, Common Value Objects, Configuration, Security Cryptographer, Data Access Layer, Logging Service, Monitoring, Notification, and Unified Messaging based on Microsoft ..NET Framework. AUP’s components provide the building blocks for developing scalable and maintainable applications.

“AUP License Agreement” shall have the meaning given in Paragraph (j) of Annex III.

“Bankruptcy” means with respect to a Selling Party: (i) the filing of an application by a Selling Party for, or its consent to, the appointment of a trustee, receiver or custodian of its assets; (ii) the entry of an order for relief with respect to a Selling Party in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (iii) the making by a Selling Party of a general assignment for the benefit of creditors; (iv) the entry of an order, judgment or decree by any court of competent jurisdiction appointing a trustee, receiver or custodian of the assets of a Selling Party; (v) the failure by a Selling Party generally to pay its debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code or the admission in writing of its inability to pay its debts as they become due.

“Basket” shall have the meaning given in Section 10.8(a).

“Benefit Plans” means any compensation, employment or collective bargaining agreement, and each stock option, stock purchase, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation, pension, profit sharing, stock bonus, retirement, or other employee benefit plan, practice, policy or arrangement, covering Business Employees, including but not limited to any employee benefit plans within the meaning of Section 3(3) of ERISA, which Seller (or Parent) maintains in respect of Business Employees, to which Seller (or Parent) contributes in respect of Business Employees, or under which the Business Employees or former employees of the Business are or were covered; provided, however, the term “plan” or “plans” is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA.

“Business” shall have the meaning given in the Recitals.

“Business Acquisition Date” means June 4, 2003, the date Parent acquired Seller.

“Business Contract” shall have the meaning given in Section 2.1(c).

“Business Employee” means any employee of Seller.

“Business Intellectual Property” shall have the meaning given in Section 2.1(a).

“Buyer” shall have the meaning given in the Preamble.

“Buyer Indemnified Parties” shall have the meaning given in Section 10.2.

“Cap” shall have the meaning given in Section 10.8(b).

“Change of Control Party” shall have the meaning given in Section 11.2(b).

“Change of Control Transaction” shall have the meaning given in Section 11.2(b).

“Chosen Courts” shall have the meaning given in Section 11.10.

“Closing” means the closing of the purchase and sale of the Acquired Assets occurring effective as of the close of Seller’s business day on the Closing Date.

“Closing Date” means the date of Closing, as determined pursuant to Section 4.4.

“Closing Payment” shall have the meaning given in Section 4.1(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

“Current Assets” shall have the meaning given in Section 4.2(b)(ii)(B).

“Current Liabilities” shall have the meaning given in Section 4.2(b)(ii)(C).

“Deductible” shall have the meaning given in Section 10.8(a).

“Deferred Revenue Obligations” shall have the meaning given in Section 3.1(d).

“Definitive Closing Working Capital Statement” shall have the meaning given in Section 4.2(c)(ii).

“Designated Accounting Firm” shall have the meaning given in Section 4.2(c)(iv).

“Domain Name” means an Internet domain name and/or a mobile web (WAP) domain name, together with its related domain name registration(s) and URL(s), and all goodwill associated therewith, all licenses and sublicenses granted and obtained with respect thereto, and all rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all applicable jurisdictions.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, fraudulent conveyance and similar laws now or hereafter in effect, affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations thereunder, as in effect from time to time.

“Escrow Agent” shall have the meaning given in Section 4.1(b)(ii).

“Escrow Agreement” shall have the meaning given in 4.1(b)(ii).

“Escrow Amount” shall have the meaning given in 4.1(b)(ii).

“Estimated Closing Working Capital Statement” shall have the meaning given in Section 4.2(a).

“Excluded Assets” shall have the meaning given in Section 2.2.

“Excluded Generally Available Software” shall have the meaning given in Section 2.2(j).

“Excluded Liabilities” shall have the meaning given in Section 3.2.

“Financial Statements” shall have the meaning given in Section 5.6(a).

“Generally accepted accounting principles” or “GAAP” means accounting principles that are generally accepted in the United States consistently applied.

“Generally Available Software” means operating and application software generally available for licensing by the public or businesses on standard terms and conditions.

“Governmental Authorizations” means the governmental licenses, franchises, permits, privileges, immunities, approvals and other governmental authorizations that are required in connection with the operation of the Business, excluding any of the foregoing where the failure to have or maintain such authorization would not reasonably be expected to have a Material Adverse Effect.

“Intellectual Property” means the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, reissues and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applicants, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including prospect lists, ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques (and documentation thereof), technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals to the extent the foregoing qualify under applicable law as trade secrets or protectable confidential information), (f) all Software, (g) all Domain Names, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Licenses In” shall have the meaning given in Section 5.10(d).

“Licenses Out” shall have the meaning given in Section 5.10(e).

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including but not limited to a lien or security interest arising from a mortgage, charge, pledge, assignment, hypothecation, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, or other encumbrance of any nature whatsoever on or with respect to any cash, property, right to receive income or other assets of any nature whatsoever, excluding only (a) Assumed Liabilities; and (b) to the extent that any of the following would not reasonably be expected to have a Material Adverse Effect as of the Closing Date, (i) liens for taxes not yet due and payable; (ii) mechanic’s, materialmen’s and other liens that have arisen in the ordinary course of business in respect of obligations that are not yet due and payable; (iii) customary rights-of-way and easements (such as utility easements); and (iv) zoning and other restrictions of any governmental authority.

“Listed Intellectual Property” shall have the meaning given in Section 5.10(c).

“Loss” or “Losses” shall have the meaning given in Section 10.2.

“Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time would reasonably be expected to cause, result in or have) a material adverse effect upon (a) the condition (financial or otherwise), business, assets or results of operations of the Business taken as a whole, excluding effects resulting from (i) business conditions affecting the industry of the Business generally; (ii) changes in general economic conditions; (iii) changes in laws, rules or regulations; or (iv) changes in generally accepted accounting principles; or (b) the ability of a Selling Party to consummate or perform its obligations in connection with the transactions contemplated by this Agreement.

“Multiemployer Plan” shall have the meaning specified in Section 3(37) of ERISA.

“Net Working Capital” shall have the meaning given in Section 4.2(b)(ii)(A).

“Net Working Capital Rules” shall have the meaning given in Section 4.2(a).

“Noncompetition Agreement” means the Noncompetition Agreement attached hereto as Exhibit C.

“Offsetted Party” shall have the meaning given in Section 10.6.

“Offsetting Party” shall have the meaning given in Section 10.6.

“Parent” shall have the meaning given in the Preamble.

“Party” or “Parties” shall have the meaning given in the Preamble.

“Patent License Agreement” shall have the meaning given in Paragraph (i) of Annex III.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, or other entity or a government or any agency, authority or political subdivision thereof.

“Personnel” shall have the meaning given in Section 5.20(a).

“Preliminary Working Capital Adjustment” shall have the meaning given in Section 4.2(b)(i).

“Prepaid Expenses” shall have the meaning given in Section 2.1(f).

“Proposed Closing Working Capital Statement” shall have the meaning given in Section 4.2(c)(i).

“Proprietary Software” shall have the meaning given in Section 5.11(a).

“Public Announcement” shall have the meaning given in Section 9.1(a).

“Publicly Available Software” means each of (i) any Software that contains, or is derived in any manner (in whole or in party) from, any Software that is distributed as free Software, open source software (e.g., Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software: (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Source License (SISL), and (g) the Apache Server License.

“Purchase Price” shall have the meaning given in Section 4.1(a).

“Real Property Leases” shall have the meaning given in Section 5.17(d)(iii).

“Reconciling Adjustment” shall have the meaning given in Section 4.2(c)(v).

“Rehired Employee” means all Business Employees immediately prior to Closing who are employed by Buyer (or its Affiliate) immediately subsequent to Closing.

“Related Party” shall have the meaning given in Section 5.22.

“517 Patent-Related IP” means the limited license under Parent’s United States Patent No. 6,282,517 granted to Buyer under the Patent License Agreement.

“Revised Closing Working Capital Statement” shall have the meaning given in Section 4.2(c)(ii).

“Seller” shall have the meaning given in the Preamble.

“Seller’s Actual Knowledge” means the current actual knowledge of any of Russell Bartlett, Ed Braunbeck or Ariel Amir.

“Seller’s Knowledge” means the knowledge of any of Russell Bartlett, Ed Braunbeck or Ariel Amir after reasonable inquiry within Seller and Parent.

“Selling Parties” shall have the meaning given the Preamble.

“Selling Parties Indemnified Parties” shall have the meaning given in Section 10.3.

“Software” means all computer software and all versions thereof used by a Person, whether proprietary or customized software developed specifically for internal use by such Person and in which such Person either owns the intellectual property rights or the software is owned by a third party and licensed to such Person, in all cases including all associated passwords, source code, data and related documentation if owned by or licensed to the Person.

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“Special Buyer Representations and Warranties” shall have the meaning given in Section 10.7.

“Special Selling Party Representations and Warranties” shall have the meaning given in Section 10.7.

“Standard Form Customer Contracts” shall have the meaning given in Section 5.17(e).

“Statement Date” shall have the meaning given in Section 5.6(a).

“Stipulated Reserve” shall have the meaning given in Section 4.2(b)(ii)(B).

“Taxes” means all federal, state, local and foreign income, employment, franchise, capital stock, excise, gross receipts, sales, use, property, real estate and stamp taxes, payments in lieu of taxes, levies, duties, assessments and fees of any nature, together with all related penalties, fines or additions to tax or interest thereon.

“Third Party Claim” shall have the meaning given in Section 10.4(a).

ANNEX III

Closing Deliveries of Selling Parties

(a) Good Standing Certificates. Delivery to Buyer of certificates by the proper governmental official as to the good standing of Seller in the jurisdiction of its incorporation, as of a date not more than ten (10) days prior to Closing;

(b) Officer’s Certificates.

(i) Delivery to Buyer of a certificate from a secretary or other duly authorized officer of Seller (x) confirming the existence, incorporation and good standing of Seller on the Closing Date, and attaching copies of its Certificate of Incorporation, Bylaws and approvals of Seller’s Board of Directors and stockholder authorizing the execution, delivery and performance by Seller of this Agreement and all Ancillary Agreements to which Seller is a party, and (y) certifying the incumbency of the officers of Seller executing the Agreement or any Ancillary Agreement and their genuine signatures, with a cross certification of such officers’ incumbency and genuine signature; and

(ii) Delivery to Buyer of a certificate from a secretary or other duly authorized officer of Parent (x) attaching copies of the approval of Parent’s Board of Directors authorizing the execution, delivery and performance by Parent of this Agreement and all Ancillary Agreements to which Parent is a party and the taking of all action required hereunder and thereunder or in connection herewith and therewith, and (y) certifying the incumbency of the officers of Parent executing this Agreement or any Ancillary Agreement and their genuine signatures, with a cross certification of such officers’ incumbency and genuine signature;

(c) Third Party and Governmental Approvals and Consents. Delivery to Buyer of all written approvals, consents and waivers (including the passage of time for objection) of third parties (including governmental authorities), in a form reasonably satisfactory to Buyer, which are required to be obtained in connection with the transaction contemplated by this Agreement or which are necessary for the ownership by Buyer of any of the Acquired Assets, free and clear of all Liens, or the operation of the Business following the Closing, including, without limitation, any consents, approvals and waivers required under any material Acquired Contracts (such consents and waivers not to require any change in the terms and conditions thereof unless consented to by Buyer in its sole and absolute discretion);

(d) Instruments of Transfer. Execution and delivery to Buyer by Seller on the Closing Date of a Bill of Sale and Assignment Instrument in the form attached hereto as Exhibit B and such other endorsements, assignments, and other good and sufficient instruments of conveyance and transfer as are provided for herein or are otherwise necessary to transfer to and vest in Buyer all of Seller’s right, title and interest in, to and under the Acquired Assets, free and clear of all Liens;

(e) Delivery of Assets. All Acquired Assets capable of physical delivery being delivered as directed by Buyer;

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(f) Noncompetition Agreement. Execution and delivery to Buyer by each of the Selling Parties of a Noncompetition Agreement in the form attached hereto as Exhibit C;

(g) Intellectual Property Assignments. Execution and delivery by Seller to Buyer (i) a Domain Name Assignment in the form attached hereto as Exhibit D and (ii) a Trademark Assignment in the form attached as Exhibit E;

(h) Transition Services Agreement. Execution and delivery to Buyer by Parent of a Transition Services Agreement in the form attached as Exhibit F;

(i) Patent License Agreement. Execution and delivery by Parent to Buyer of a License Agreement in the form attached as Exhibit G-1, pursuant to which Parent grants to Buyer, and its successors and assigns, a perpetual, irrevocable, royalty-free right and license to use the 517 Patent-Related IP in connection with the operation of the Business (the “Patent License Agreement”);

(j) AUP License Agreement. Execution and delivery by Parent to Buyer of a License Agreement in the form attached as Exhibit G-2, pursuant to which Parent grants to Buyer, and its successors and assigns, a perpetual, irrevocable, royalty-free right and license to use the AUP in connection with the operation of the Business (the “AUP License Agreement”);

(k) Software Licenses. Seller shall have provided Buyer with evidence satisfactory to Buyer, in its discretion, that Seller has in place as of Closing valid, assignable licenses for all Software included within the Acquired Assets; and

(l) Release of Liens; Capital Leases. Seller shall have obtained not later than Closing a release of all Liens, if any, on the Acquired Assets and shall have provided Buyer with evidence thereof, including the requisite UCC termination statements, and shall have paid in full any and all obligations and liabilities required to obtain ownership of any Acquired Assets that are subject to capital leases.

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ANNEX IV

Closing Deliveries of Buyer

(a) Rehired Employees List. A list of those Business Employees hired by Buyer as of the Closing.

(b) Instruments of Assumption. Execution and delivery to Seller by Buyer on the Closing Date of an Assumption Agreement in the form attached hereto as Exhibit H.

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